Exhibit 10.36

CALL AGREEMENT
by and between
19X, INC.
and
FX REAL ESTATE AND ENTERTAINMENT INC.

Dated as of March 3, 2008

 i

TABLE OF CONTENTS
(continued)
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TABLE OF CONTENTS
(continued)

Page
EXHIBIT A DEFINITIONS	A-1
EXHIBIT B PRELIMINARY MASTER PLAN	B-1
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CALL AGREEMENT
          This CALL AGREEMENT (this “Agreement”), dated as of March 3, 2008, is entered into by and between FX Real Estate and Entertainment Inc., a Delaware corporation (the “Buyer”), and 19X, Inc., a Delaware corporation (the “Seller”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
          WHEREAS, Seller is party to that certain Agreement and Plan of Merger, dated as of June 1, 2007, and amended as of August 1, 2007 and September 27, 2007 (as amended to date and as hereafter may be amended, the “Merger Agreement”), by and among Seller, 19X Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Seller (“Merger Sub”) and CKX, Inc., a Delaware corporation (“CKX”); and
          WHEREAS, the Merger Agreement provides for the merger of Merger Sub with and into CKX, with CKX being the surviving corporation, subject to the terms and conditions set forth in the Merger Agreement (the “Merger”); and
          WHEREAS, if the Merger is consummated, CKX will become a wholly-owned subsidiary of Seller; and
          WHEREAS, CKX is the owner of all of the issued and outstanding shares of common stock (the “Presley Interests”) of EPE Holding Corporation, a Delaware corporation (“EPE Holdco”), and EPE Holdco is the owner of (i) eighty-five percent (85%) of the issued and outstanding common shares and eighty-five percent (85%) of the issued and outstanding Series A Preferred Shares (the “EPE Shares”) of Elvis Presley Enterprises, Inc., a Tennessee corporation (“EPE Inc.”), and (ii) eighty-five percent (85%) of the Class A membership interests (the “EPE Membership Interests” and, together with the EPE Shares, the “EPE Equity Interests”) of Elvis Presley Enterprises, LLC, a Delaware limited liability company (“EPE LLC”); and
          WHEREAS, the EPE Entities are the direct or indirect owners of, and are engaged in the development, management and exploitation of, certain intellectual property rights, real estate and other assets relating to Elvis Presley (the “EP Business”).
          NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the parties hereto agree as follows:
ARTICLE I.
CALL RIGHT
          1.1 Call Right.
               (a) Upon the terms and subject to the conditions set forth herein and subject to the consummation of the Merger, Seller hereby grants to Buyer an option to purchase on the terms set forth hereunder all, but not less than all, of the Presley Interests (the “Call Right”) and Seller agrees that, upon receipt of a valid Call Notice (as defined below) from Buyer, Seller shall transfer and sell or cause to be transferred and sold to Buyer the Presley Interests for the applicable Purchase Price (as specified below).

               (b) Buyer may exercise the Call Right at any time after the Effective Time (as defined in the Merger Agreement) and on or prior to the thirtieth (30th) day following the Sixth Anniversary Financial Statement Delivery Date by delivering to Seller a written notice of exercise (the “Call Notice”), which notice shall be binding and irrevocable. The purchase and sale of the Presley Interests in connection with the exercise of the Call Right (the “Call Closing”) shall take place within sixty (60) days following the delivery of the Call Notice; provided, however, that if any notification or approval is required to be obtained from any Governmental Entity in connection with the consummation of the transactions contemplated hereby, the Call Closing shall take place as soon as practicable following receipt of such approval or the expiration of any applicable waiting period. Subject to extension as provided in (c) below, if the Call Right is not validly exercised on or prior to the thirtieth (30th) day following the Sixth Anniversary Financial Statement Delivery Date, then the Call Right shall automatically terminate.
               (c) (i) If, as of the calendar month immediately preceding the sixth anniversary of the Effective Time, the EPE Entities have not achieved the Threshold OIBDAN (based on the applicable OIBDAN Certifcate or OIBDAN Notice provided in Section 4.1(b) and (c), as the case may be), Buyer shall have the right (exercisable by written notice to Seller on or before the ninetieth day following Buyer’s receipt of the OIBDAN Ceritifcate or the tenth day following Buyer’s receipt of the OIBDAN Notice, as the case may be) to extend the deadline to exercise Call Right (without further payment or obligation to Seller) to the Seventh Anniversary Financial Statement Delivery Date (the “First Extended Deadline”).
     (ii) If, as of the calendar month immediately preceding the seventh anniversary of the Effective Time, the EPE Entities have not achieved the Threshold OIBDAN (based on the applicable OIBDAN Certifcate or OIBDAN Notice provided in Section 4.1(b) and (c), as the case may be), Buyer shall have the right (exercisable by written notice to Seller on or before the ninetieth day following Buyer’s receipt of the OIBDAN Ceritifcate or the tenth day following Buyer’s receipt of the OIBDAN Notice, as the case may be) to extend the deadline to exercise the Call Right (without further payment or obligation to Seller) to the Final Financial Statement Delivery Date.
     (iii) If, as of the calendar month immediately preceding the date that is six months following the seventh anniversary of the Effective Time, the EPE Entities have not achieved the Threshold OIBDAN (based on the applicable OIBDAN Certifcate or OIBDAN Notice provided in Section 4.1(b) and (c), as the case may be), Buyer shall have the right (exercisable by written notice to Seller within 30 days following the Final Financial Statement Delivery Date (the “Second Extended Deadline”)) to deliver a Call Notice and consummate the Closing within sixty (60) days following delivery of such Call Notice with the then applicable Purchase Price (as adjusted hereunder) reduced by $50,000,000 (fifty million dollars). If Buyer does not validly deliver a Call Notice within 30 days following the Final Financial Statement Delivery Date in accordance with this Section 1.1(c), the Call Right shall expire and this Agreement shall automatically terminate.

     (iv) Buyer’s rights set forth in this Section 1.1(c) are conditioned upon and subject to (A) Buyer’s compliance in all material respects, as of the date any of the foregoing rights are exercised, with all material terms applicable to Buyer under the EP License (other than Sections 6.01 or 6.03 of the EP License and provided that Buyer has been provided an opportunity to cure any non-compliance in accordance with the terms of the EP License), and (B) if Buyer has exercised its options under Sections 6.01 and/or 6.03 of the EP License with respect to the construction of hotels contemplated by a definitive Master Plan then in effect or has otherwise agreed to proceed with the construction of such hotels contemplated by such definitive Master Plan, Buyer using commercially reasonable efforts to proceed with the development and construction of such hotels in accordance with and as contemplated by such definitive Master Plan and in the time periods contemplated by such definitive Master Plan then in effect, provided that Seller has used commercially reasonably efforts to develop the non-hotel portion of such definitive Master Plan then in effect in the time periods contemplated by such definitive Master Plan, and provided further that if there is no definitive Master Plan in effect at such time or if there is a definitive Master Plan in effect at such time but Buyer has not exercised its option with respect to the hotels contemplated by such definitive Master Plan pursuant to Sections 6.01 and 6.03 of the EP License, the condition set forth in this Section 1.1(c)(iii)(B) shall not apply.
               (d) The Call Right may only be exercised by Buyer if unanimously approved by the independent directors of the Board of Directors of Buyer upon the recommendation of a special committee of independent directors empowered to evaluate and oversee the exercise of the Call Right (the “Special Committee”), if such a recommendation of a special committee of independent directors and such approval by the independent directors of the Board of Directors is advisable under applicable law based upon the advice of counsel to Buyer. Notwithstanding the foregoing, Seller shall be entitled to rely on Buyer’s delivery of a Call Notice as conclusive evidence of the foregoing and once delivered, a Call Notice shall be binding on Seller, subject to the terms and conditions hereof.
          1.2 Annual Option Payments.
               (a) In consideration for the grant of the Call Right, subject to paragraph (b) below, Buyer shall pay to Seller, from and after the Effective Time and until the earlier of the delivery of the Call Notice (provided that the Call Closing occurs as contemplated by Section 1.4) or the termination of this Agreement (subject to and in accordance with Section 5.3), an option right payment aggregating $105 million, payable as follows (together with reference to each installment of an option payment described below, the “Annual Option Payments”):

Annual
Payment
Applicable Periods:	Amount
The period commencing on the First Installment Date and ending prior to the 1st anniversary date of the First Installment Date	$15 million
The period commencing on the 1st anniversary of the First Installment Date and ending prior to the 2nd anniversary date of the First Installment Date	$15 million
The period commencing on the 2nd anniversary of the First Installment Date and ending prior to the 3rd anniversary date of the First Installment Date	$20 million
The period commencing on the 3rd anniversary of the First Installment Date and ending prior to the 4th anniversary date of the First Installment Date	$25 million
The period commencing on the 4th anniversary of the First Installment Date and ending prior to the 60th day following the 5th anniversary date of the First Installment Date	$30 million
Buyer shall not be required to make any payments for the grant of the Call Right or the rights associated therewith or any other option payments with respect to the EPE Entities other than the option payments specified above in this Section 1.2.
          (b) Each “Annual Payment Amount” set forth in the table above shall be paid in four installments, each in an amount equal to 25% of the applicable Annual Payment Amount for the relevant period. The first such installment payment for the first Annual Payment Amount set forth in the table above shall be made by Buyer on the First Installment Date, and the first installment of each subsequent Annual Payment Amount shall be made on the applicable anniversary date of the First Installment Date with respect to such Annual Payment Amount as set forth in the table above, and the second, third and fourth installments for each Annual Payment Amount shall be made on the 90th day, 180th day and the 270th day, respectively, after the first installment for such Annual Payment Amount is due (each such installment payment date, an “Annual Option Payment Date”); provided that at Buyer’s election during each of the first two years of Annual Option Payments, up to two Annual Option Payment installments (including, for the avoidance of doubt, the first Annual Option Payment installment for the first Annual Payment Amount set forth in the table above) in any twelve month period may be paid by delivery by Buyer to Seller of an unsecured promissory note, in form and substance reasonably satisfactory to Seller (the “Promissory Note”), having a principal amount equal to the applicable Annual Option Payment installment, bearing ten and one half percent (10.5%) interest per annum, and shall mature and become due and payable on the earlier of the Call Closing or the termination of this Agreement if the Annual Option Payment installment applicable to such note would be payable in connection with the termination, in accordance with and subject to

Section 5.3 (and in any case may be prepaid without premium or penalty). Annual Option Payments shall not be credited to the Purchase Price described below. For the avoidance of doubt, Buyer shall not be required to pay any Annual Option Payment installment for any period occurring after the delivery of the Call Notice, provided, however, that Buyer’s obligation to make Annual Option Payments shall not terminate if the Call Closing does not occur as contemplated by Section 1.4.
     1.3 Purchase Price.
          (a) In consideration for the purchase and sale of the Presley Interests free and clear of all Encumbrances as contemplated hereby, at the Call Closing Buyer shall pay to Seller the following amounts, subject to adjustment, if any, to the cash component pursuant to Section 1.3(c) below and subject to adjustment, if any, of the aggregate amount pursuant to Section 1.3(d) below:
               (i) If the Call Notice is validly delivered following the Effective Time and at any point during the ensuing 48 months following the Effective Time, Buyer may exercise its Call Right for the purchase price of $650,000,000 (the “First Call Purchase Price”);
               (ii) Beginning after the 48 month period following the Effective Time has elapsed, if Buyer validly delivers the Call Notice at any point during the ensuing six month period, Buyer may exercise its Call Right for the purchase price of $700,000,000 (the “Second Call Purchase Price”);
               (iii) Beginning after the 54 month period following the Effective Time has elapsed, if Buyer validly delivers the Call Notice at any point during the ensuing six month period, Buyer may exercise its Call Right for the purchase price of $750,000,000 (the “Third Call Purchase Price”);
               (iv) Beginning after the 60 month period following the Effective Time has elapsed, if Buyer validly delivers the Call Notice at any point during the ensuing six month period, Buyer may exercise its Call Right for the purchase price of $800,000,000 (the “Fourth Call Purchase Price”);
               (v) Beginning after the 66 month period following the Effective Time has elapsed, if Buyer validly delivers the Call Notice at any point during the ensuing six month period, Buyer may exercise its Call Right for the purchase price of $850,000,000 (the “Final Call Purchase Price” and, together with the First Call Purchase Price, the Second Call Purchase Price, the Third Call Purchase Price and the Fourth Call Purchase Price, sometimes referred to herein collectively as the “Purchase Price”).
          (b) If at any time prior to the Call Closing Seller acquires, directly or indirectly, more than eighty-five percent (85%) of the ownership interests in EPE Inc. and/or more than eighty-five percent (85%) of the ownership interests of EPE LLC, Buyer shall acquire, directly or indirectly through its acquisition of EPE Holdco, such additional ownership interests at the Call Closing (if any) and the applicable Purchase Price shall be increased in an amount equal to the purchase price actually paid by Seller, directly or indirectly through subsidiary entities, for such additional interests, to the extent such price was determined in accordance with Section 10.2 of the EPE LLC Operating Agreement or Section 5.2 of the EPE Inc. Shareholders Agreement to reflect the sale of such additional ownership interests in EPE Inc. and/or EPE LLC, as the case may be.
          (c) To the extent any of the EPE Entities have outstanding Indebtedness as of the Closing Date and Seller has determined not to utilize its own funds or proceeds from the Purchase Price to repay such Indebtedness, the amount of any such Indebtedness shall be credited toward and deducted from the applicable Purchase Price.
          (d) Working Capital Purchase Price Adjustment.
               (i) Within 5 days prior to the Call Closing, Seller shall deliver to Buyer a preliminary statement (the “Estimated Statement”) setting forth, as of the month end prior to the anticipated Closing Date, the estimated Closing Date Net Working Capital Amount of the EPE Entities. The Estimated Statement shall be prepared in accordance with GAAP applied consistently with past practice but subject to normal audit adjustments.
               (ii) If the estimated Closing Date Net Working Capital Amount as stated on the Estimated Statement is greater than zero Dollars ($0.00) (the “Targeted Closing Date Net Working Capital Amount”), then the applicable Purchase Price payable by Buyer at the Call Closing shall be increased by an amount equal to such excess. If the estimated Closing Date Net Working Capital Amount as stated on Estimated Statement is less than the Targeted Closing Date Net Working Capital Amount, then the applicable Purchase Price payable by Buyer at the Call Closing shall be decreased by an amount equal to such shortfall.
               (iii) Within 20 days after the Call Closing, Seller shall deliver to Buyer a preliminary statement (the “Preliminary Statement”) setting forth the Closing Date Net Working Capital Amount as of the Closing Date. The Preliminary Statement shall be prepared in accordance with GAAP, applied consistently with past practice but subject to normal audit adjustments.
               (iv) Buyer shall have 60 days to review the Preliminary Statement from the date of its receipt thereof (the “Review Period”). If Buyer objects to any aspect of the Preliminary Statement, then Buyer shall deliver a written notice of objection (the “Objection Notice”) to Seller on or prior to the expiration of the Review Period. The Objection Notice shall identify in reasonable detail adjustments to the Preliminary Statement proposed by Buyer and the basis therefor. If Buyer delivers an Objection Notice to Seller prior to the expiration of the Review Period in accordance with this Section 1.3(d), Buyer and Seller shall, for a period of 30 days thereafter (the “Resolution Period”), attempt in good faith to resolve the matters properly contained therein, and any written resolution, signed by each of Buyer and Seller, as to any such matter shall be final, binding, conclusive and non-appealable for all purposes hereunder.
               (v) If, at the conclusion of the Resolution Period, the Buyer and Seller have not reached an agreement with respect to all disputed matters related to the Preliminary Statement, then within 10 business days thereafter, the Buyer and Seller shall submit for resolution those of such matters remaining in dispute to a mutually acceptable nationally recognized independent accounting firm (the “Neutral Auditor”). The Neutral Auditor shall act as an arbitrator to resolve (based solely on the written presentations of Buyer and Seller and not by independent review) only those matters still in dispute at the end of the Resolution Period. The resolution of any such disputed matter by the Neutral Auditor shall be limited (A) to whether the Preliminary Statement was prepared with respect to such matter in accordance with the standard set forth in Section 1.3(d)(i), and, (B) if the Preliminary Statement has not been so prepared, to modifying the Preliminary Statement to reflect the recalculation of such matter in accordance with such standard. Buyer and Seller shall direct the Neutral Auditor to render a resolution of all such disputed matters within 30 days after its engagement or such other period agreed upon by Buyer and Seller. The resolution of such disputed matters by the Neutral Auditor shall be set forth in a written statement delivered to Buyer and Seller and shall be final, binding, conclusive and non-appealable for all purposes hereunder. The Preliminary Statement, once modified and/or agreed to in accordance with Section 1.3(d)(iv) or this Section 1.3(d)(v), shall become the “Final Statement”.
               (vi) All fees and expenses relating to the work performed by the Neutral Auditor shall be borne one half by Buyer and one half by Seller. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the party incurring such cost and expense.
               (vii) (A) If the Closing Date Net Working Capital Amount as stated on the Final Statement is greater than the Closing Date Net Working Capital Amount as stated on the Estimated Statement and reflected in the Purchase Price in accordance with Section 1.3(d)(ii), then Buyer shall pay an amount equal to such excess by wire transfer of immediately available funds to Seller to such account as shall be designated by Seller, such payment to be made within five Business Days after the date on which the Preliminary Statement becomes the Final Statement. (B) If the Closing Date Net Working Capital Amount as stated on Final Statement is less than the Closing Date Net Working Capital Amount as stated on the Estimated Statement and reflected in the Purchase Price in accordance with Section 1.3(d)(ii), then Seller shall pay an amount equal to the amount of such shortfall to Buyer to such account as shall be designated by Buyer, such payment to be made within five Business Days after the date on which the Preliminary Statement becomes the Final Statement.
     1.4 Closing.
          (a) Unless otherwise mutually agreed in writing by Buyer and Seller, the Call Closing shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York, at 11:00 a.m. (New York time) on the second Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Call Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. The actual date of the Call Closing is herein referred to as the “Closing Date”. The parties shall use commercially reasonable efforts to cause the Closing to occur no later than the sixtieth (60th) day following Buyer’s delivery of the Call Notice. If the Call Closing does not occur on or prior to the 60th day following Buyer’s delivery of the Call

Notice and provided that Seller is not in material breach of this Agreement, the Call Notice shall no longer be in full force and effect and, to the extent Buyer desires to exercise the Call Right, Buyer shall be required to validly deliver a new Call Notice in order to so exercise the Call Right.
          (b) At the Call Closing, Buyer shall deliver to Seller the Purchase Price (less the aggregate amount of any Indebtedness credited toward the Purchase Price pursuant to Section 1.3(c), if any, and as adjusted on an estimated basis pursuant to Section 1.3(d) above, if any) by wire transfer of immediately available funds to an account specified by Seller at least two Business Days prior to the Closing Date.
     1.5 Section 338 Election.
          (a) Buyer may, at its sole discretion, make an election under Section 338(h)(10) of the Code (and any corresponding elections under state or local law) (collectively, the “Elections”) with respect to its purchase of the Presley Interests pursuant to this Agreement, and Seller and its Affiliates shall cooperate with Buyer in making the Elections; provided, however, that in connection with any Election, Buyer shall indemnify Seller pursuant to Section 4.15(d)(i) and, unless a determination of the Estimated Excess Taxes (as defined below) was made within 12 months of Call Closing, Buyer shall have delivered to Seller at least 10 days prior to the Call Closing a written notice (“Election Notice”) of its intent to make the specified Elections. The parties agree that the Purchase Price and the liabilities (and other relevant items) will be allocated among the assets of EPE Holdco and its Subsidiaries for all purposes in a manner consistent with Sections 338 and 1060 of the Code and the Treasury Regulations thereunder (and any corresponding provisions under state or local law) as agreed upon by Seller and Buyer pursuant to Section 4.15(d)(i)(B) (“Price Allocation”). The parties hereto agree to file all Tax Returns in a manner consistent with such Price Allocation. The Price Allocation (as such may have been adjusted) shall be binding on the parties hereto, and Seller and Buyer agree to act (and cause their respective Affiliates to act) in accordance with the Price Allocation in the preparation, filing and audit of any Tax Return, including IRS Form 8883 or any equivalent statement, and not to take (or permit any of their Affiliates to take) any tax, accounting or financial reporting position that is inconsistent with such Price Allocation. Seller and Buyer shall, on or before the date that is 120 days following the Closing, exchange completed and executed copies of IRS Form 8023, required schedules thereto, and any similar state, local or foreign forms. If any changes are required in those forms as a result of information that is available after the date the Elections are made, Seller and Buyer will promptly agree on such changes.
          (b) At any time prior to Call Closing, Buyer may request Seller to prepare and deliver, at Buyer’s expense, a preliminary set of Tax Calculations and a preliminary Excess Taxes amount (as such terms are defined in Section 4.15(d)(i) below) based on the Purchase Price in effect on the date of the request (“Estimated Excess Taxes”). If requested by Buyer, the Estimated Excess Taxes shall be based on a valuation of the assets by a mutually agreed upon third party and/or based on a price allocation prepared by a nationally recognized independent accounting firm. Seller may (but is not obligated to) make a determination of the Estimated Excess Taxes at any time at its own expense, using any reasonable method exercised in good faith (unless Buyer has requested a valuation of the assets by a mutually agreed upon third party or a price allocation prepared by a nationally recognized independent accounting firm, which shall be at Buyer’s expense).
          (c) Upon written notice delivered to Seller at least 15 days prior to the earlier of (i) the due date for filing Form 8023 and (ii) the due date (without extensions) for filing Seller’s federal income tax return for the period during which the Call Closing takes place, Buyer may revoke its Election Notice. If Buyer revokes its Election Notice, (i) all costs and expenses in connection with determining the Price Allocation, any Estimated Excess Taxes or the Excess Taxes shall be borne by Buyer, whether or not such determinations were requested by Buyer, and (ii) any Estimated Excess Taxes and Excess Taxes paid to Seller (less costs and expenses properly borne by Buyer) shall be returned to Buyer as soon as practicable (taking into account that Seller may be required to apply for a refund of estimated tax payments associated with the Elections).
     1.6 Closing Deliveries by Seller. At the Call Closing, Seller shall deliver or cause to be delivered to Buyer:
          (a) the certificate or certificates evidencing the Presley Interests, duly endorsed in blank or accompanied by a duly executed stock or other transfer power, which Presley Interests shall be delivered free and clear of all Encumbrances;
          (b) a receipt for the Purchase Price;
          (c) a true and complete copy, certified by the Secretary or an Assistant Secretary of Seller, of the resolutions duly and validly adopted by the Board of Directors of Seller and the stockholders of Seller evidencing their authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;
          (d) a certificate of a duly authorized officer of Seller certifying as to the matters set forth in Section 6.2(f);
          (e) the resignations, effective as of the Call Closing, of all of the directors of EPE Holdco, except for such persons as shall have been designated in writing prior to the Call Closing by Buyer to Seller;
          (f) a copy of (i) the Certificates of Incorporation, as amended (or similar organizational documents), of the EPE Entities, certified by the Secretary of State of the jurisdiction in which each such entity is incorporated or organized, as of a date not earlier than five Business Days prior to the Call Closing and accompanied by a certificate of the Secretary or Assistant Secretary of each such entity, dated as of the Closing Date, stating that no amendments have been made to such Certificate of Incorporation (or similar organizational documents) since such date, and (ii) the By-laws (or similar organizational documents) of the EPE Entities, certified by the Secretary or Assistant Secretary of each such entity;
          (g) a certificate as to the non-foreign status of Seller (in a form reasonably acceptable to Buyer) pursuant to Section 1.1445-2(b)(2) of the Code;

          (h) good standing certificates for the EPE Entities from the Secretary of State of the jurisdiction in which case such entity is incorporated or organized, in each case dated as of a date not earlier than five Business Days prior to the Call Closing;
          (i) for the benefit of the EPE Entities, a general release and discharge, in form and substance reasonably satisfactory to Buyer, releasing and discharging the EPE Entities from any and all liabilities to Seller and its Affiliates;
          (j) in the event Seller has elected to utilize its own funds or proceeds from the Purchase Price to repay any outstanding Indebtedness of any of the EPE Entities pursuant to Section 1.3(c), evidence reasonably satisfactory to Buyer of the full satisfaction and release of such Indebtedness as of the Closing Date;
          (k) no later than three Business Days prior to the Call Closing, a true, correct and complete updated Seller Disclosure Schedule, pursuant to Section 4.9;
          (l) written undertakings, documents and instruments as may be reasonably required to make effective the agreements of Seller set forth in Section 4.7 hereof; and
          (m) such other documents and instruments reasonably requested by Buyer in order to effect the transactions contemplated hereby.
     1.7 Closing Deliveries by Buyer. At the Call Closing, Buyer shall deliver to Seller:
          (a) the Purchase Price in accordance with Section 1.4(b);
          (b) a true and complete copy, certified by the Secretary or an Assistant Secretary of Buyer, of the resolutions duly and validly adopted by the independent members of the Board of Directors of Buyer upon the recommendation of the Special Committee of the Board of Directors evidencing the authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;
          (c) a certificate of a duly authorized officer of Buyer certifying as to the matters set forth in Section 6.3(e); and.
          (d) such other documents and instruments reasonably requested by Seller in order to effect the transactions contemplated hereby.
ARTICLE II.
REPRESENTATIONS AND WARRANTIES
OF SELLER
     2.1 As of the date hereof, the Effective Time, each Annual Bring-Down Date and the Call Closing, or, if a representation or warranty is made as of a specified date, as of such date, Seller hereby represents and warrants to Buyer that:

          (a) Organization, Good Standing and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Seller has the requisite power and authority required to own, lease and operate its properties and to carry on its business as now conducted, except as would not materially and adversely affect the EP Business, taken as a whole, or the ability of the EPE Entities to develop the Preliminary Master Plan, or if the Master Plan has been completed in accordance with Section 4.5, the Master Plan as in effect as of the applicable Bring-Down Date or the ability of Seller to perform its obligations hereunder or consummate the Call Closing. Seller has the requisite corporate power and authority to execute and deliver this Agreement, and to carry out the transactions contemplated hereby and to perform each of its obligations hereunder. Seller is duly qualified or licensed and in good standing to do business in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification or licensing necessary, except as would not materially and adversely affect the EP Business, taken as a whole, or the ability of the EPE Entities to develop the Preliminary Master Plan, or if the Master Plan has been completed in accordance with Section 4.5, the Master Plan as in effect as of the applicable Bring-Down Date or the ability of Seller to perform its obligations hereunder or consummate the Call Closing. Seller has made available to Buyer true and complete copies of its certificate of incorporation and bylaws, each as amended to date and presently in effect. Seller is not in violation of any material provision of its organizational documents.
          (b) Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Seller and by a majority of the holders of Seller’s capital stock, and no other corporate proceeding on the part of Seller is necessary for the consummation by Seller of the transactions contemplated hereby.
          (c) Enforceability. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due and valid execution and delivery by Buyer, constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally.
          (d) Non-Contravention. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Seller, (ii) conflict with or constitute a violation of any provision of any material Law binding upon or applicable to Seller or any of its properties or assets, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) or, except as set forth in Schedule 2.1(d)(iii) of the Seller Disclosure Schedule, require a consent under, result in the loss of a material benefit under or give others any right of termination, amendment, acceleration, payment or cancellation of, or result in the creation of a lien or other encumbrance on any property or under any material contract, lease, license, permit, franchise or other instrument or obligation to which Seller is a party or by which Seller or any of its properties or assets is bound or affected, except with respect to clauses (ii) and (iii) as would not materially and adversely affect the EP Business, taken as a whole, or the ability of the EPE

Entities to develop the Preliminary Master Plan, or if the Master Plan has been completed in accordance with Section 4.5, the Master Plan as in effect as of the applicable Bring-Down Date or the ability of Seller to perform its obligations hereunder or consummate the Call Closing.
     2.2 As of the Effective Time, each Annual Bring-Down Date and the Call Closing, or, if a representation or warranty is made as of a specified date, as of such date, Seller hereby represents and warrants to Buyer that:
          (a) Title to Presley Interests. Seller is the direct or indirect record and beneficial owner of the Presley Interests free and clear of all Encumbrances except as set forth in Schedule 2.2(a) of the Seller Disclosure Schedule, and there is no stockholder agreement, voting trust or other agreement or understanding to which Seller is a party or by which it is bound relating to the voting or registration of any of the Presley Interests. The delivery to Buyer of the Presley Interests at the Call Closing pursuant to the provisions of this Agreement will transfer to Buyer good and valid title thereto, free and clear of all Encumbrances.
          (b) Organization, Qualification, Good Standing; Non-Contravention; Capitalization; Subsidiaries.
               (i) Each of the EPE Entities is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of its organization. Each of the EPE Entities has the requisite power and authority required to own, lease and operate its properties and to carry on its business as now conducted, except as would not materially and adversely affect the EP Business, taken as a whole, or the ability of the EPE Entities to develop the Preliminary Master Plan, or if the Master Plan has been completed in accordance with Section 4.5, the Master Plan as in effect as of the applicable Bring-Down Date or the ability of Seller to perform its obligations hereunder or consummate the Call Closing. Each of the EPE Entities is duly qualified or licensed and in good standing to do business in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification or licensing necessary, except as would not materially and adversely affect the EP Business, taken as a whole, or the ability of the EPE Entities to develop the Preliminary Master Plan, or if the Master Plan has been completed in accordance with Section 4.5, the Master Plan as in effect as of the applicable Bring-Down Date or the ability of Seller to perform its obligations hereunder or consummate the Call Closing. Seller has made available to Buyer true and complete copies of the certificate of incorporation and bylaws or other organizational documents, of each of the EPE Entities, each as amended to date and presently in effect. None of the EPE Entities is in violation of any material provision of its organizational documents.
               (ii) Except as set forth in Schedule 2.2(b)(ii) of the Seller Disclosure Schedule, the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not and will not (A) contravene or conflict with the organizational or governing documents of the EPE Entities, (B) conflict with or constitute a violation of any provision of any Law binding upon or applicable to any of the EPE Entities or any of their respective properties or assets, or (C) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) or of the Seller Disclosure Schedule, require a consent under, result in the loss of a material benefit under or give others any right of termination, amendment, acceleration, payment or cancellation of, or result in the creation of a lien or other encumbrance on any property or under any contract, lease, license, permit, franchise or other instrument or obligation to which any of the EPE Entities is a party or by which any of the EPE Entities or any of their respective properties or assets is bound or affected, except, in the cases of clauses (B) and (C), as would not materially and adversely affect the EP Business, taken as a whole, or the ability of the EPE Entities to develop the Preliminary Master Plan, or if the Master Plan has been completed in accordance with Section 4.5, the Master Plan as in effect as of the applicable Bring-Down Date or the ability of Seller to perform its obligations hereunder or consummate the Call Closing.
               (iii) Schedule 2.2(b)(iii) of the Seller Disclosure Schedule correctly specifies as to each of EPE Holdco, EPE Inc. and EPE LLC (A) the number and type of its authorized capital stock or membership interests and the number of capital stock or membership interests outstanding and (B) the name of each holder of such capital stock or membership interests, together with the number (and percentage) of capital stock and membership interests held by such holder. All of the outstanding capital stock or membership interests of each of the EPE Holdco, EPE Inc. and EPE LLC set forth on Schedule 2.2(b)(iii) of the Seller Disclosure Schedule were duly authorized and validly issued and are fully paid and non-assessable.
               (iv) Except as set forth in Schedule 2.2(b)(iv) of the Seller Disclosure Schedule, (A) neither Seller nor any of the EPE Entities have any obligation to issue any shares or membership interests or any subscriptions, options, warrants, preemptive rights or other rights (contingent or otherwise) to purchase shares or membership interests in any of the EPE Entities, and (B) neither Seller nor any of the EPE Entities have any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of the shares of capital stock or membership interests in any of the EPE Entities or to pay any dividend or make any other distribution in respect thereof.
               (v) Schedule 2.2(b)(v) of the Seller Disclosure Schedule correctly specifies each direct or indirect Subsidiary of each EPE Entity and the jurisdiction of incorporation or organization of each such Entity and (A) the number and type of its authorized capital stock or membership interests and the number of capital stock or membership interests outstanding and (B) the name of each holder of such capital stock or membership interests, together with the number (and percentage) of capital stock and membership interests held by such holder. Except as indicated in Schedule 2.2(b)(v) of the Seller Disclosure, no other Person holds any equity interest (contingent or otherwise) in such Entities.
          (c) Cirque du Soleil Agreements.
               (i) The Cirque Partnership Transaction Documents are each a valid and binding obligation of Seller and/or its direct and indirect Subsidiaries, as the case may, and to the Knowledge of Seller, the other parties thereto, enforceable against Seller and to the Knowledge of Seller, the other parties thereto, in accordance with each of their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally. Seller and/or its direct and indirect Subsidiaries, as the case may, and to the Knowledge of Seller, the other parties thereto, are each not in material breach of any of their respective obligations under the Cirque Partnership Transaction Documents.
               (ii) As of the date hereof and as of the Effective Date, neither Seller nor its Subsidiaries nor to Seller’s Knowledge, CKX or any of its Affiliates, nor any Person on any of their behalves, has given termination notice to Velsi, L.L.C. or any of its Affiliates under any of the Cirque Partnership Transaction Documents nor is such notice currently planned to be given or under consideration by management, the stockholders or the boards of directors of Seller, its Subsidiaries, or to Seller’s Knowledge, CKX or any of its Affiliates, or any Person on any of their behalves.
               (iii) As of the date hereof and as of the Effective Date, neither Seller nor its Subsidiaries, nor to Seller’s Knowledge, CKX or any of its Affiliates, nor any Person on any of their behalves, have been given notice of termination by or on behalf of Velsi, L.L.C. or any of its Affiliates under any of the Cirque Partnership Transaction Documents.
               (iv) As of the date hereof and as of the Effective Date, neither Seller nor its Subsidiaries, nor to Seller’s Knowledge, CKX or any of its Affiliates, nor any Person on any of their behalves, have been given notice by or on behalf of Creations Meandres, Inc. or any of its Affiliates that, and there have been no meaningful discussions between any senior executive officer of Seller or any senior executive officer of CKX with any senior executive officer of Creations Meandres, Inc. or any of its Affiliates to the effect that, Creations Meandres, Inc. or any of its Affiliates do not intend to develop and present to the general public at least two additional Shows (for purposes of this Section 2.2(c), as defined in the Cirque Letter Agreement).
          (d) Preliminary Master Plan. As of the Effective Date, (i) none of Seller or the EPE Entities is a party to any contract that would materially restrict the ability of the EPE Entities to develop the Graceland site substantially in accordance with the preliminary master development plan attached hereto as Exhibit B (the “Preliminary Master Plan”), and (ii) except as set forth on Schedule 2.2(d) to the Seller Disclosure Schedule, to Seller’s Knowledge no event or circumstance exists which would materially and adversely affect the ability of the EPE Entities to develop the Preliminary Master Plan.
          (e) Consents and Approvals. Except (a) for any filings and or notices required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or other competition laws or (b) as set forth on Schedule 2.2(e) to the Seller Disclosure Schedule, no consent, approval, waiver or authorization is required to be obtained by Seller from, and no notice or filing is required to be given by Seller, to or made by Seller with, any Governmental Entity, similar regulatory authority or court in connection with the execution, delivery and performance by Seller of this Agreement, other than in all cases where the failure to obtain such consent, approval, waiver or authorization, or to give or make such notice of filing is not, individually or in the aggregate, reasonably likely to materially and adversely affect the EP Business or the ability of the EPE Entities to develop the Preliminary Master Plan, or if the Master Plan has been completed in accordance with Section 4.5, the Master Plan as in effect as of the applicable Bring-Down Date that this representation is given, or the ability of Seller to perform its obligations hereunder or consummate the Call Closing.

          (f) Intellectual Property.
               (i) The EPE Entities have sufficient, direct or indirect, ownership rights of all assets owned by or licensed to Seller and its Affiliates as is necessary for the conduct of the EP Business as conducted as of the Effective Date and as contemplated to be conducted in accordance with the Preliminary Master Plan, or if the Master Plan has been completed in accordance with Section 4.5, the Master Plan as in effect as of the applicable Bring-Down Date, including the Owned Intellectual Property (as defined herein), except as would not be material to the EP Business, taken as a whole, or the ability of the EPE Entities to develop the Preliminary Master Plan, or if the Master Plan has been completed in accordance with Section 4.5, the Master Plan as in effect as of the applicable Bring-Down Date.
               (ii) The EPE Entities are the owners of or have the right to use intellectual property or other proprietary rights, including such rights related to Elvis Presley, including, Elvis Identification Elements, trademarks and/or service marks, domain names, photographs, musical compositions, and audiovisual works, sufficient to conduct the EP Business as conducted as of the Effective Date and as contemplated to be conducted in accordance with the Preliminary Master Plan, or if the Master Plan has been completed in accordance with Section 4.5, the Master Plan as in effect as of the applicable Bring-Down Date, as used in the Ordinary Course of Business, except as would not be material to the EP Business, taken as a whole, or the ability of the EPE Entities to develop the Preliminary Master Plan, or if the Master Plan has been completed in accordance with Section 4.5, the Master Plan as in effect as of the applicable Bring-Down Date.
               (iii) Schedule 2.1(f)(iii) of the Seller Disclosure Schedule sets forth a true and complete list of all material (A) registered trademarks and trademark applications and (B) registered copyrights and copyright applications.
               (iv) There are no pending or existing adverse orders, judgments, legal proceedings, formal investigations, or written claims, or, to the Knowledge of Seller, restrictions or encumbrances regarding or relating to the use of the Owned Intellectual Property, that would or are reasonably likely to materially and adversely affect the EP Business, or the ability of the EPE Entities to develop the Preliminary Master Plan, or if the Master Plan has been completed in accordance with Section 4.5, the Master Plan as in effect as of the applicable Bring-Down Date.
          (g) Real Estate.
               (i) Schedule 2.2(g)(i) of the Seller Disclosure Schedule sets forth:
                    (1) a list of all material leases, subleases, occupancy agreements or other agreements, written and oral, together with any amendments or modifications thereto (each a “Lease” and, collectively, the “Leases”) with respect to all material real property leased by each of the EPE Entities (whether as lessor or lessee) (“Leased Real Property”); and

                    (2) list of all real property owned by the respective EPE Entities (the “Owned Real Property”).
               (ii) The EPE Entities’ have, good and marketable title to, or, with respect to leasehold interests, a valid leasehold interest in, their respective Owned Real Property and the Leased Real Property, as the case may be, free and clear of all encumbrances (other than Permitted Encumbrances), except for title exceptions described in the applicable title insurance policies made available to Buyer and as set forth in Schedule 2.2(g)(ii) of the Seller Disclosure Schedule and such imperfections of title and easements as do not and are not reasonably likely, individually or in the aggregate, to materially impair the conduct of the EP Business, or the ability of the EPE Entities to develop the Preliminary Master Plan, or if the Master Plan has been completed in accordance with Section 4.5, the Master Plan as in effect as of the applicable Bring-Down Date. Each parcel of real property included in the Preliminary Master Plan is included in the Owned Real Property of the EPE Entities, except as set forth on Schedule 2.2(g)(ii) of the Seller Disclosure Schedule.
               (iii) None of Seller or the EPE Entities has received written notice of any material pending or, to Seller’s Knowledge, threatened appropriation, condemnation, eminent domain or like proceedings relating to the Owned Real Property and the Owned Real Property and the Leased Real Property have not suffered any material damage by fire or casualty which has not heretofore been repaired and restored in all material respects, except in any such cases as do not and are not reasonably likely, individually or in the aggregate, to materially impair the conduct of the EP Business, or the ability of the EPE Entities to develop the Preliminary Master Plan, or if the Master Plan has been completed in accordance with Section 4.5, the Master Plan as in effect as of the applicable Bring-Down Date.
               (iv) Except as set forth in Schedule 2.2(g)(iv) of the Seller Disclosure Schedule:
                    (1) there is no material default (or event that, with or without the giving of notice or the lapse of time or both, could constitute a default) that exists on the part of any EPE Entity or, to Seller’s Knowledge, on the part of any other Entity party to such Lease, under any Lease;
                    (2) to Seller’s Knowledge there are no material adverse or other parties in possession of the Leased Real Property or Owned Real Property, or of any part thereof and no third party has been granted any material license, lease, or other right relating to the use or possession of the Leased Real Property or Owned Real Property, or any part thereof, except tenants under written leases;
                    (3) none of Seller or the EPE Entities has received written notice that there are any material building code or other code enforcement violations with respect to any portion of the Leased Real Property or Owned Real Property; and
                    (4) none of Seller or the EPE Entities has received written notice that there are any material unpaid impact fees, special assessments and permit fees with respect to the Leased Real Property or Owned Real Property, if applicable.

               (v) Except for the Leases and Permitted Encumbrances, none of Seller or the EPE Entities has granted any rights, options, rights of first refusal, or any other agreements of any kind, which are currently in effect, to purchase or to otherwise acquire the Leased Real Property or Owned Real Property or any part thereof or any interest therein, except the rights of Buyer under this Agreement.
          (h) Taxes.
               (i) For purposes of this Section 2.2(h), any reference to EPE Holdco or any of its Subsidiaries shall include (i) any entity which merged or was liquidated with and into EPE Holdco or any of its Subsidiaries, and (ii) any predecessor to EPE Holdco or any of its Subsidiaries, but shall not include any entity formed on or after the date of this Agreement by Buyer or Seller or their respective Affiliates with respect to any period during which Buyer has a direct or indirect ownership or beneficial interest of fifty percent (50%) or more in such entity prior to the Call Closing.
               (ii) For purposes of this Agreement, capitalized terms used but otherwise not defined in this Agreement shall have the following meanings:
                    (1) “IRS” shall mean the Internal Revenue Service;
                    (2) “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any governmental entity, or (b) payable pursuant to any tax sharing agreement or similar contract;
                    (3) “Tax Law” shall mean any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree, administrative order, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation related to Tax;
                    (4) “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any governmental entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any applicable Tax Law relating to any Tax; and
                    (5) “Tax Proceeding” shall mean any audit, examination, contest, litigation or other proceeding in writing with respect to Taxes.
               (iii) Except as disclosed in Schedule 2.2(h)(iii) of the Seller Disclosure Schedule:

                    (1) All Tax Returns required to be filed under any applicable Tax Law by or with respect to EPE Holdco and any of its Subsidiaries have been timely filed and all such Tax Returns were correct and complete in all material respects. All Taxes reflected on such Tax Returns with respect to EPE Inc. and EPE LLC due prior to February 7, 2005, and all Taxes due after February 7, 2005, whether or not reflected on such Tax Returns, with respect to EPE Holdco and its Subsidiaries, have been timely paid through the Closing Date. No written claim has ever been made by any governmental entity in a jurisdiction where Tax Returns are not filed that EPE Holdco or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.
                    (2) All Taxes that EPE Holdco and its Subsidiaries are or were required by Tax Law to withhold or collect in connection with any amounts paid or owing to any employee, independent contractor, or nonresident have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity.
                    (3) Schedule 2.2(h)(iii)(3) of the Seller Disclosure Schedule lists all the foreign countries where EPE Holdco and any of its Subsidiaries has a “permanent establishment” within the meaning of any applicable Tax Law in any foreign country.
                    (4) None of EPE Holdco or any of its Subsidiaries is subject to an IRS private letter ruling or a comparable ruling of any taxing authorities, and no request for such a ruling is currently pending.
                    (5) Neither EPE Holdco nor any of its Subsidiaries will be required to include any amount in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of (i) any installment sale or open transaction; (ii) any prepaid amount received on or prior to the Closing Date; (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date; or (iv) any closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Tax Law.
                    (6) No written claim or Tax Proceeding is pending, currently being conducted or has been threatened against or with respect to EPE Holdco or any of its Subsidiaries in respect of any Tax. There are no liens for Taxes upon EPE Holdco or any of its Subsidiaries, except liens for current Taxes not yet due and payable. Since February 7, 2005, neither EPE Holdco nor any of its Subsidiaries has received written notice or has any Knowledge of any threatened or proposed Tax audit, examination, refund litigation, investigation, claim, administrative proceeding or adjustment in controversy with respect to EPE Holdco or any of its Subsidiaries.
                    (7) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to EPE Holdco or any of its Subsidiaries for any taxable period and no such extension or waiver has been requested (formally or informally) from EPE Holdco or any of its Subsidiaries. Since February 7, 2005, no

deficiency for any material Taxes has been proposed, asserted or assessed against EPE Holdco or any of its Subsidiaries in writing that has not been resolved and paid in full.
                    (8) Neither EPE Holdco nor any Subsidiary is party to or bound by or obligated under any Tax sharing, indemnification or similar agreement.
                    (9) No power of attorney is currently in force with respect to any matter relating to Taxes that could affect EPE Holdco or any of its Subsidiaries.
                    (10) None of the assets of EPE LLC: (a) is “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (b) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (c) is subject to Section 168(g)(1)(A) of the Code, or (d) is “limited use property” (as the term is used in Rev. Proc. 2001-28). None of the assets of EPE Inc. or its Subsidiaries (i) is tax-exempt use property within the meaning of Section 168(h) of the Code or (ii) directly or indirectly secures any debt, the interest on which is exempt under Section 103(a) of the Code.
                    (11) Neither Seller nor CKX is a foreign person within the meaning of Section 1445 of the Code.
                    (12) Neither EPE Holdco nor any of its Subsidiaries has any Liability for the Taxes of any Person (other than EPE Holdco or any of its Subsidiaries) under Treasury Regulation 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
                    (13) EPE Holdco has not distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
                    (14) Since February 7, 2005, none of EPE Holdco and any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2). Each of EPE Holdco, and its Subsidiaries since they were acquired by EPE Holdco, has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
                    (15) Schedule 2.2(h)(iii)(15) of the Seller Disclosure Schedule sets forth the following information with respect to EPE Holdco and its Subsidiaries: list of (i) the federal and state income, franchise and occupation Tax Returns filed by or on behalf of EPE Holdco and its Subsidiaries for any taxable periods ended on or after December 31, 2005, (ii) those federal and state income, franchise and occupation Tax Returns that have been audited, and (iii) those federal and state income, franchise and occupation Tax Returns that currently are the subject of an audit. Seller has made available to Buyer copies of all such Tax Returns and related examination reports, and related statements of deficiencies assessed against or agreed to by EPE Holdco.
               (i) Financial Statements; No Contingent Liabilities. Seller has made available to Buyer complete and correct copies of (i) the audited combined financial statements for the EPE Entities as of December 31, 2006 and for the twelve-month period then ended, including the notes thereto and (ii) the unaudited combined financial statements for the EPE Entities as of September 30, 2007 and for the nine-month period then ended, including the notes thereto (all of the foregoing financial statements being collectively referred to herein as the “Financial Statements”). The Financial Statements fairly present, in all material respects, the consolidated financial position of the EPE Entities as of the respective dates thereof, and the results of operations and cash flows for the periods set forth therein, and in each case were prepared in accordance with United States generally accepted accounting principals (“GAAP”), consistently applied during the periods involved (in each case, except as otherwise noted therein and subject, where appropriate, to normal audit adjustments). Except as set forth in the Financial Statements or the most recent financial statements delivered to Buyer pursuant to Section 4.1 since the date of the most recent consolidated balance sheet of the EPE Entities included in the Financial Statements or delivered to Buyer pursuant to Section 4.1, the EPE Entities and their subsidiaries do not have any liabilities or obligations of any nature (absolute, accrued, fixed, contingent or otherwise) required by GAAP to be set forth on a balance sheet of any of the EPE Entities or their subsidiaries, other than (i) as incurred in the Ordinary Course of Business or (ii) that are not material to the EPE Entities, taken as a whole, or the ability of the EPE Entities to develop the Preliminary Master Plan, or if the Master Plan has been completed in accordance with Section 4.5, the Master Plan as in effect as of the applicable Bring-Down Date.
          (j) Absence of Material Adverse Effect; Ordinary Course of Operations. Since the date of the most recent consolidated balance sheet included in the Financial Statements or delivered to Buyer pursuant to Section 4.1:
               (i) Seller and the EPE Entities have conducted the EP Business substantially in the Ordinary Course of Business, except as otherwise expressly permitted by this Agreement and except as would not materially and adversely affect the EP Business or the ability of Seller to perform its obligations hereunder or consummate the Call Closing;
               (ii) the EP Business has not experienced any event, change or condition that has had or is reasonably likely to have a Seller Material Adverse Effect, provided that clause (i)(B) of the definition of Seller Material Adverse Effect shall not apply with respect to this Section 2.2(j)(ii); and
               (iii) Seller has not taken, or permitted the EPE Entities to take, any of the actions or permitted to occur any of the events that would be prohibited by Article IV, except as would not materially and adversely affect the EP Business or the ability of Seller to perform its obligations hereunder or consummate the Call Closing.
          (k) Sufficiency of Assets. Except as set forth on Schedule 2.2(k) of the Seller Disclosure Schedule, the assets, properties and rights of the EPE Entities comprise in all material respects all of the assets used by CKX, Seller or the EPE Entities or necessary to operate the EP Business as operated as of the date hereof by the foregoing persons other than any immaterial dispositions of assets or rights in the Ordinary Course of Business.

          (l) Environmental Matters. To Seller’s Knowledge, there are no material Environmental Liabilities at or on the Leased Real Property or Owned Real Property or to which the EP Business or the EPE Entities are subject, except as set forth in the reports and surveys listed on Schedule 2.2(l) of the Seller Disclosure Schedule, and Seller has not received any written notice of a material violation by any of the EPE Entities of any material environmental Laws to which any of the EPE Entities is subject.
     2.3 As of the Effective Time, each Annual Bring-Down Date and the Call Closing, or, if a representation or warranty is made as of a specified date, as of such date, Seller hereby represents and warrants to Buyer that, except as would not have a Seller Material Adverse Effect:
          (a) Employee Benefits.
               (i) Schedule 2.3(a) of the Seller Disclosure Schedule sets forth a list of each of the following, if any, which is sponsored, maintained or contributed to by Seller or its Affiliates for the benefit of the current or former employees of the EPE Entities (collectively, the “Employees”) or agents, or current or former directors of Seller or the EPE Entities or with respect to which Seller or its Affiliates has or could reasonably be expected to have any actual or contingent liability or obligation: each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and any trust created thereunder; and each stock option plan, stock purchase plan, stock appreciation rights plan, phantom stock plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, workers’ compensation, vacation and sick leave policy, fringe benefit plan, life, health, dental, vision, hospitalization, disability or other insurance plan, severance or other termination pay policy or agreement, deferred compensation agreement or arrangement, employment or consulting agreement and change in control arrangement (the “Benefit Plans”).
               (ii) True, correct and complete copies of each of the Benefit Plans (if any), and related trusts, if applicable, including all amendments thereto, summary plan descriptions, the three most recent reports on Form 5500, accompanying schedules, nondiscrimination tests and actuarial reports, to the extent applicable, insurance or annuity contracts, Internal Revenue Service determination letter or opinion letter, if applicable, and the most recent investment management agreements, and recordkeeping agreements related thereto, have been furnished or made available to Buyer.
               (iii) Except as otherwise set forth in Schedule 2.3(a)(iii) of the Seller Disclosure Schedule,
                    (1) Neither Seller nor any of its Affiliates contributes to or has an obligation to contribute to, or has at any time within the last six calendar years had an obligation to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA (“Multiemployer Plan”), a multiple employer plan within the meaning of Section 413(b) and (c) of the Code, a “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA or any voluntary employees’ beneficiary association described under Section 501(c)(9) of the Code or any other welfare benefit fund described under Section 419 or 419A of the Code.

                    (2) Each of the Benefit Plans has been operated in accordance with its terms and conditions and each of the Benefit Plans intended to be qualified under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service regarding such qualified status, the IRS has not revoked or threatened to revoke such status and, to Seller’s Knowledge, nothing has occurred that would reasonably be expected to result in the revocation of such qualified status;
                    (3) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Seller, threatened against, or with respect to, any of the Benefit Plans, the plan administrator or trustee of any Benefit Plan, or their assets;
                    (4) None of the Benefit Plans or any trust created thereunder or with respect thereto has engaged in any “prohibited transaction” as such term is defined in Section 4975 of the Code and Section 406 of ERISA, and, to the Knowledge of the Seller, there have been no acts or omissions by Seller or the EPE Entities which have given rise to or could reasonably be expected to give rise to material fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 of 100 of the Code;
                    (5) There is no matter pending, (other than routine qualification determination filings) or, to the Knowledge of Seller, threatened with respect to any of the Benefit Plans before the Internal Revenue Service, the Department of Labor, the PBGC or any other Governmental Entity;
                    (6) None of Seller or its Affiliates has any obligation to provide health benefits, death benefits or other welfare benefits to former Employees, or to present Employees after termination of their employment, except as specifically required by Law or to the extent the sole cost of which is borne by such employee or former employee. Seller and its Affiliates have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, the Health Insurance Portability and Accountability Act (HIPAA), and the regulations thereunder, and any other applicable Law with respect to each welfare plan of Seller or its Affiliates; and
                    (7) Neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereby will: (x) entitle any current or former employee, consultant, contractor or director of Seller or EPE Entities to severance pay, unemployment compensation or any similar payment, (y) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (z) directly or indirectly result in any payment made to or on behalf of any person to constituting a “parachute payment” within the meaning of Section 280G of the Code.
                    (8) All Benefit Plans providing “deferred compensation” as defined under Section 409A of the Code (and any regulations or other guidance issued by the IRS with respect to Section 409A of the Code): (i) have been maintained in good faith compliance with Section 409A of the Code (and IRS Notice 2005-1); or (ii) are

grandfathered from, have not been materially modified and are not subject to Section 409A of the Code. No employee of the EPE Entities constitutes or will constitute a “specified employee” under Section 409A of the Code on or after the Call Closing.
          (b) Labor Matters.
               (i) Except as set forth in Schedule 2.3(b)(i) of the Seller Disclosure Schedule:
                    (1) there are no material and adverse claims, controversies or litigation, pending or, to the Knowledge of Seller, threatened in writing between the EPE Entities and any of their respective Employees;
                    (2) none of the EPE Entities is a party to or bound by any collective bargaining agreement or other labor union contract applicable to Employees employed by the EPE Entities, nor, to the Knowledge of Seller, are there any material activities or proceedings of any labor union to organize any such Employees;
                    (3) there is no strike, slowdown, work stoppage or lockout, or, to the Knowledge of Seller, threat thereof, by or with respect to any Employees of any of the EPE Entities;
                    (4) none of the EPE Entities has received written notice of any material claim or proceeding pending before any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws, and, to Seller’s Knowledge, no investigation relating to any such material claim is in progress; and
                    (5) none of the EPE Entities is a party to or bound by any material labor, employment or severance agreement with any Employee or former Employee concerning terms and conditions of employment that is not set forth on Schedule 2.3(b)(i)(5) of the Seller Disclosure Schedule.
               (ii) Schedule 2.3(b)(ii) sets forth a list of all Employees of the EPE Entities as of the date hereof with an annual salary, as of the date hereof, over $300,000 inclusive of any bonuses, and each such person’s date of hire, accrued vacation and accrued sick leave. The EPE Entities are in material compliance with all applicable laws and contracts relating to the employment of employees, including those related to wages, hours, eligibility for employment, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity. None of the EPE Entities is a party to, or otherwise bound by, any material consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.
          (c) No Default; Compliance with Laws. Except as set forth on Schedule 2.3(c) of the Seller Disclosure Schedule:
               (i) Each of Seller and the EPE Entities is in compliance with applicable material Laws, Orders, and enforceable arbitration awards, concessions and grants.

               (ii) Neither Seller nor any EPE Entity, has received any written communication from a Governmental Entity that alleges that the EP Business is not being conducted in compliance in all material respects with all applicable material Laws..
          (d) Material Contracts. Except for the Cirque Partnership Transaction Documents, no EPE Entity is party to any contract, agreement or legally enforceable arrangement, the termination or loss of which would be material the conduct of the EPE Business or the ability of the EPE Entities to develop the Preliminary Master Plan, or if the Master Plan has been completed in accordance with Section 4.5, the Master Plan as in effect as of the applicable Bring-Down Date.
          (e) Title to Tangible Personal Property. The EPE Entities have good and valid title to, or a valid leasehold interest in or right to use, all material Tangible Personal Property, other than property that is obsolete or has been retired or disposed of in the Ordinary Course of Business, free and clear of any Encumbrances, other than Permitted Encumbrances.
          (f) Permits. As of the Effective Date, (i) Seller and the EPE Entities possess all material Permits, (ii) each such material Permit is valid and in full force and effect and will not be invalidated or otherwise negatively affected by consummation of the transactions contemplated by this Agreement, and (iii) to Seller’s Knowledge, no violations are or have been recorded in respect of any Permit, no event has occurred that is reasonably likely to allow revocation or termination or the impairment in any material respect of Seller’s or the EPE Entities’ rights with respect to any such Permit, and no proceeding is pending or, to Seller’s Knowledge, threatened, to revoke, limit or impair any such Permit.
          (g) Insurance. All material assets (including intellectual property), properties and risks of the EPE Entities are, and since January 1, 2006 have been, covered by valid and, except for insurance policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including general liability insurance, property insurance and workers’ compensation insurance) issued in favor of the EPE Entities, in each case with nationally recognized insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the EPE Entities, as the case may be.
          (h) Litigation. There are no material legal, administrative, arbitration or other formal proceedings or governmental investigations (each, a “Legal Proceeding”) pending or, to the Knowledge of Seller, threatened in writing against any of the EPE Entities. There are no material legal, administrative, arbitration or other formal proceedings or governmental investigations pending that challenge the validity of this Agreement or any of the transactions contemplated by this Agreement.
          (i) No Other Representations. Except as expressly set forth in this Article II, Seller makes no representation or warranty of any kind whatsoever, express or implied in connection with or with respect to Seller, the EPE Entities, the business conducted or to be conducted by any of them, the transactions contemplated by this Agreement, or with respect to any financial information, projections or other information provided to Buyer or any other Person, whether on behalf of Seller, the EPE Entities or any of their Affiliates or any other

Person, including as to the probable success or profitability of the ownership, or use or operation of the EPE Entities or their respective businesses. All other representations and warranties are hereby disclaimed.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF BUYER
     3.1 Buyer hereby represents and warrants to Seller, as of the date of this Agreement and as of each Bring-Down Date, or, if a representation or warranty is made as of a specified date, as of such date, that:
          (a) Organization, Good Standing and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Buyer has the requisite power and authority required to own, lease and operate its properties and to carry on its business as now conducted, except as would not materially and adversely affect the ability of Buyer to perform its obligations hereunder or consummate the Call Closing. Buyer has the requisite corporate power and authority to execute and deliver this Agreement, and to carry out the transactions contemplated hereby and to perform each of its obligations hereunder. Buyer is duly qualified or licensed and in good standing to do business in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification or licensing necessary, except as would not materially and adversely affect the ability of Buyer to perform its obligations hereunder. Buyer has made available to Seller true and complete copies of its certificate of incorporation and bylaws or similar organizational and governing documents, each as amended to date and presently in effect. Buyer is not in violation of any material provision of its organizational or governing documents.
          (b) Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the independent directors of the Board of Directors of Buyer upon the recommendation of the Special Committee, and no other corporate proceeding on the part of Buyer is necessary for the consummation by Buyer of the transactions contemplated hereby.
          (c) Enforceability. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due and valid execution and delivery by Seller, constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally.
          (d) Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Buyer, (ii) conflict with or constitute a violation of any provision of any material Law binding upon or applicable to Buyer or any of its properties or assets, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) or require a consent under, result in the loss of a material benefit under or give others any right of termination, amendment, acceleration, payment or cancellation of, or result in the creation of a lien or other encumbrance on any property or under any material contract, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets is bound or affected, except with respect to clauses (ii) and (iii) as would not materially and adversely affect the ability of Buyer to perform its obligations hereunder.
          (e) Buyer Actions. Seller shall not be deemed to have breached any representation or warranty of Seller contained in this Agreement to the extent that any action taken by or at the request of Buyer (or by any EPE Entity at the request of Buyer) pursuant to, or in furtherance of, the EP License, the Preliminary Master Plan or the Master Plan has proximately caused such breach.
ARTICLE IV.
CERTAIN COVENANTS
     4.1 Information Rights; Access.
          (a) Without limiting the generality of Section 4.1(d) below, Seller covenants and agrees that between the Effective Time and the earlier of the Call Closing or the termination of this Agreement, Seller shall deliver to Buyer (i) as soon as reasonably practicable, but in no event later than 45 days, following the end of each fiscal quarter after the Effective Time, unaudited consolidated financial statements for the EPE Entities for such quarter, (ii) as soon as reasonably practicable, but in no event later than 90 days, following the end of each fiscal year after the Effective Time, audited consolidated financial statements for the EPE Entities, each of which shall be prepared in accordance with GAAP, consistently applied during the periods involved (in each case, except as otherwise noted therein and subject in the case of unaudited financial statements, where appropriate, to normal year-end audit adjustments) and shall fairly present in all material respects, the consolidated financial position of the EPE Entities as of the respective dates thereof, and the results of operations and cash flows for the periods set forth therein; and (iii) subject to applicable Law, any budgets or business plans presented to or approved by the Board of Directors of Seller or the EPE Entities. All information hereunder shall be provided to Buyer at the Seller’s sole expense.
          (b) Seller covenants and agrees that: (a) as soon as reasonably practicable but in no event later than 45 days following the end of the calendar month immediately preceding the sixth anniversary date of the Effective Time, Seller shall deliver to Buyer (the date of such delivery referred to herein as the “Sixth Anniversary Financial Statement Delivery Date”), at Seller’s cost and expense, (i) audited consolidated financial statements for the EPE Entities for the trailing twelve month period as of the end of the calendar month immediately preceding the sixth anniversary date of the Effective Time (the “Sixth Anniversary Financial Statements”), which financial statements shall be prepared in accordance with GAAP, consistently applied during the periods involved (except as otherwise noted therein) and shall fairly present in all material respects, the consolidated financial position of the EPE Entities as of the dates thereof, and the results of operations and cash flows for the periods set forth therein, and (ii) a certificate setting forth the OIBDAN of the EPE Entities for the trailing twelve month period ending as of the date of such financial statements, certified by the accounting firm that has audited such financial statements, including a reasonably detailed calculation thereof (an “OIBDAN Certificate”);
     (i) to the extent that Buyer has validly exercised its right to extend the deadline to exercise the Call Right until the First Extended Deadline pursuant to Section 1.1(c)(i), as soon as reasonably practicable but in no event later than 45 days following the end of the calendar month immediately preceding the seventh anniversary date of the Effective Time, Seller shall deliver to Buyer (the date of such delivery referred to herein as the “Seventh Anniversary Financial Statement Delivery Date”), at Seller’s cost and expense, (x) audited consolidated financial statements for the EPE Entities for the trailing twelve month period as of the end of the calendar month immediately preceding the seventh anniversary date of the Effective Time (the “Seventh Anniversary Financial Statements”), which financial statements shall be prepared in accordance with GAAP, consistently applied during the periods involved (except as otherwise noted therein) and shall fairly present in all material respects, the consolidated financial position of the EPE Entities as of the dates thereof, and the results of operations and cash flows for the periods set forth therein, and (y) an OIBDAN Certificate for the applicable period;
     (ii) to the extent that Buyer has validly exercised its right to extend the deadline to exercise the Call Right until the Second Extended Deadline pursuant to Section 1.1(c)(ii), as soon as reasonably practicable but in no event later than 45 days following the end of the calendar month immediately preceding the date that is six months following the seventh anniversary date of the Effective Time, Seller shall deliver to Buyer (the date of such delivery referred to herein as the “Final Financial Statement Delivery Date”), at Seller’s cost and expense, (x) audited consolidated financial statements for the EPE Entities for the trailing twelve month period as of the month end immediately prior to the date that is six months following the seventh anniversary date of the Effective Time (the “Final Financial Statements”), which financial statements shall be prepared in accordance with GAAP, consistently applied during the periods involved (except as otherwise noted therein) and shall fairly present in all material respects, the consolidated financial position of the EPE Entities as of the dates thereof, and the results of operations and cash flows for the periods set forth therein, and (y) and OIBDAN Certificate for the applicable period.
          (c) Notwithstanding the foregoing, if Seller believes, in good faith, that the EPE Entities have not achieved the Threshold OIBDAN for any applicable period set forth in Section 4.1(b) above, then Seller shall not be obligated to provide to Buyer the applicable financial statements contemplated by Section 4.1(b,) and in lieu thereof, Seller shall deliver to Buyer (no later than 10 days following the end of the applicable calendar month as of which audited financial statements would have otherwise been prepared pursuant to Section

4.1(b)) a written notice (an “OIBDAN Notice”) stating that the EPE Entities have not achieved the Threshold OIBDAN for the applicable period.
          (d) From the Effective Date until the earlier of the Call Closing or termination of this Agreement, upon reasonable notice, Seller shall cause its officers, directors, employees, agents, representatives, accountants and counsel and shall cause the EPE Entities and each of the EPE Entities’ officers, directors, employees, agents, representatives, accountants and counsel to: afford the officers, employees, agents, accountants, counsel, financing sources and representatives of Buyer reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the EPE Entities, including access to enter upon such properties, plants and facilities to investigate and collect air, surface water, groundwater and soil samples or to conduct any other type of environmental assessment, and to those officers, directors, employees, agents, accountants and counsel of Seller and the EPE Entities who have any knowledge relating to the EPE Entities or the EP Business; provided, however, that such access and inspections shall not unreasonably disrupt the normal operations of (x) the EP Business and (y) only one such inspection shall be permitted per calendar quarter and (z) in no event shall any Person be granted access to the second floor of the Mansion at Graceland. Without limiting the generality of the foregoing, Seller shall keep Buyer reasonably updated and informed regarding the status of the transactions contemplated by the Cirque Partnership Transaction Documents and any material developments in respect thereof, including any discussions among the parties thereto of the possible termination of any of such documents. In contemplation of Buyer’s exercise of the Call Option, Seller shall permit Buyer reasonable access to its officers and employees for the purposes of negotiating employment agreements with an EPE Entity with effect as of the Call Closing.
          (e) From the Call Closing until completion of the audit of Buyer’s consolidated financial statements for the full three fiscal years immediately following the fiscal year in which the Call Closing occurs, Seller, upon Buyer’s written request, shall as soon as is reasonably practicable following Buyer’s written request (x) provide Buyer with any information (financial or otherwise) relating to the EPE Entities and/or the EP Business reasonably available to Seller, (y) provide Buyer access to any books and records, personnel, work papers, historical financial information or other items relating to the EPE Entities and/or the EP Business available to Seller and (z) have Seller’s independent auditors prepare for Buyer’s exclusive use financial statements and other financial information based on the documents referenced in foregoing clauses (x) and (y), in each case, as is reasonably necessary to enable Buyer to satisfy its reporting and other obligations under Federal and State securities laws, including the Sarbanes-Oxley Act, and the rules of the NASDAQ Global Market (or any other national securities exchange or automated quotation system on which Buyer’s securities are listed and traded). By way of example without limitation, at Buyer’s request, at Buyer’s written request Seller shall cause its independent auditors to prepare in a timely fashion and in conformity with applicable United States generally accepted accounting principles and rules and regulations promulgated under Federal and State securities laws any and all audited and unaudited financial statements and other financial information with respect to the EPE Entities and the EP Business for financial reporting periods that preceded the Call Closing for Buyer’s exclusive use in its public filings with the Securities and Exchange Commission. Buyer shall reimburse Seller for all of its reasonable costs and expenses incurred in connection with Seller’s performance of its obligations under this paragraph (c).

     4.2 Ordinary Course. Seller covenants and agrees that between the Effective Time and the earlier of the Call Closing or the termination of this Agreement, except as required by any applicable Law, contemplated by the Preliminary Master Plan or the Master Plan, or unless Buyer shall otherwise agree in writing, Seller shall, and shall cause the EPE Entities to:
          (a) conduct the EP Business substantially in the Ordinary Course of Business;
          (b) not subject any of the assets, properties or rights of the EPE Entities to any material Encumbrance, other than Permitted Encumbrances and any liens or security interests (i) reasonably required in connection with the financing of the Master Plan, or (ii) that can be fully and unconditionally released at the Call Closing by the payment of an aggregate amount, including all out of pocket costs and expenses, not to exceed the Purchase Price;
          (c) not permit the EPE Entities to incur any Indebtedness in excess of the Purchase Price in effect at the relevant time except in connection with the financing of the Master Plan, provided that any Indebtedness of the EPE Entities is incurred by an EPE Entity for the direct benefit of an EPE Entity;
          (d) not knowingly permit any of the material insurance policies of the EP Business to be canceled or terminated or any of the coverage thereunder to lapse, without simultaneously securing substantially similar replacement insurance policies;
          (e) not extend the term of, or otherwise amend in any material respect, the IGT Agreement, unless Seller shall have provided Buyer with at least 30 days prior written notice of its intention to do so;
          (f) not issue, sell, transfer or dispose of any shares of the EPE Entities’ capital stock or limited liability company interests or securities or instruments convertible into or exchangeable for any such shares or limited liability company interests, or any rights, warrants, options, calls or commitments to acquire any such shares or limited liability company interests or other convertible securities or instruments, except as set forth on Schedule 4.2(f) of the Seller Disclosure Schedule;
          (g) not cancel or compromise any material debt or claim or waive or dispose of any rights or assets of material value to the EP Business without the EP Business receiving a benefit of similar or greater value, or voluntarily suffer any extraordinary loss;
          (h) perform its material obligations as landlord in connection with any real property leased to third parties in all material respects, and not terminate, cause the termination or enter into, alter, amend, or otherwise modify or supplement any material terms to any lease except in the Ordinary Course of Business;
          (i) keep, maintain, and repair all Owned Real Property and Leased Real Property in a good and presentable condition consistent with past practice and the reasonable requirements of the appreciation and growth of the EP Business, ordinary wear and tear excepted, and comply in all material respects with all Laws affecting such real property;

          (j) not terminate any of the Cirque Partnership Transactions Agreements, or give notice thereunder of an intention to do so, except in the case of a termination due to a good faith belief that there has been a material breach by any party to any such agreement other than Seller or its Affiliates;
          (k) not authorize or enter into an agreement, contract, commitment or arrangement to do any of the foregoing; and
          (l) not amend in any material respect or fail to comply with the material terms of the EPE LLC Operating Agreement and the EPE Inc. Shareholders Agreement, each as defined herein.
     4.3 Intellectual Property. Seller covenants and agrees that between the Effective Time and the earlier of the Call Closing or the termination of this Agreement, except as required by any applicable Law or unless Buyer shall otherwise agree in writing, Seller shall not, and shall cause the EPE Entities not to, take or fail to take any action, the intent or effect of which is to defease or impair Seller’s title in and to any material Owned Intellectual Property in any material respect or as would reasonably be expected to be material to the EP Business or the ability of the EPE Entities to develop the Preliminary Master Plan, or if the Master Plan has been completed in accordance with Section 4.5, the Master Plan, or the transactions contemplated thereby.
     4.4 Real Property. Seller covenants and agrees that between the Effective Time and the earlier of the Call Closing or the termination of this Agreement, except as required by any applicable Law or unless Buyer shall otherwise agree in writing, Seller shall not, and shall cause the EPE Entities not to, take or fail to take any action, the intent or effect of which is to transfer, sell or otherwise defease or impair Seller’s title or leasehold interest in any Owned Real Property or any Leased Real Property in any material respect or as would reasonably be expected to be material to the EP Business or the ability of the EPE Entities to develop the Preliminary Master Plan, or if the Master Plan has been completed in accordance with Section 4.5, the Master Plan, or the transactions contemplated thereby.
     4.5 Master Plan.
          (a) Buyer and Seller each mutually covenant and agree that between the Effective Time and the earlier of the Call Closing or the termination of this Agreement, except as required by any applicable Law and subject to the terms and conditions set forth in this Agreement, Buyer and Seller shall reasonably cooperate with one another in good faith to prepare a master plan for the development of the Graceland site (the “Master Plan”), with each party initially paying 50% of the cost thereof. At the earlier to occur of the Call Closing or the termination of this Agreement pursuant to Section 5.2(b) or 5.2(e), Buyer shall reimburse Seller on such date for all amounts paid by Seller pursuant to the foregoing sentence in excess of $2.5 million. Notwithstanding the foregoing, if Buyer notifies Seller in writing that Buyer irrevocably and unconditionally forfeits its rights under the EP License to develop hotels at the Graceland site (or otherwise notifies Seller in writing of Buyer’s irrevocable and unconditional intention not to proceed with the development of hotels under the EP License) (a “Forfeiture Event”), then on the effective date of such Forfeiture Event, Buyer shall reimburse Seller for only those amounts paid by Seller, as of the date of such Forfeiture Event, in excess of $2.5 million; provided, however, that the foregoing limitation shall not apply if, following a Forfeiture Event, Buyer exercises the Call Right and consummates the Call Closing, in which case, Buyer shall reimburse Seller on the Closing Date for any and all amounts paid by Seller in excess of $2.5 million regardless of whether such costs were incurred on or prior to the date of the Forfeiture Event (excluding any amounts that previously were reimbursed by Buyer to Seller at the time of the Forfeiture Event).
          (b) In the event Seller and Buyer cannot agree on the Master Plan, then Seller shall have the right to complete the Master Plan in its sole discretion, subject to Buyer’s rights under the EP License and, provided, however, that Buyer shall have the right to provide input into the Master Plan and be reasonably informed as to the status thereof, although all final decisions in respect thereof shall be made by Seller in its sole discretion. If the Master Plan is completed and Buyer has not exercised the Call Right, Seller shall have the right (but not the obligation) to commence development of the Master Plan and, at the Call Closing (if any), Buyer shall reimburse Seller or its Affiliates for any and all Indebtedness and expenses and costs incurred by Seller or any Affiliate thereof in connection with such development (excluding any amounts paid by Seller in connection with the development of the Master Plan up to a maximum of $2.5 million and any amounts previously reimbursed to Seller by Buyer pursuant to Section 4.5(a)). The foregoing reimbursement shall be in addition to the applicable Purchase Price payable by Buyer to Seller.
     4.6 Tag-Along Rights. Buyer covenants and agrees that between the Effective Time and the earlier of the Call Closing or the termination of this Agreement, Buyer shall acknowledge and comply with the tag-along rights set forth in Section 9.2 of the Amended and Restated Operating Agreement of EPE LLC, dated February 7, 2005 (the “EPE LLC Operating Agreement”) and Section 4.1 of the Shareholders Agreement, dated February 7, 2005, between EPE, Inc., the Promenade Trust, EPE Holdco and Sports Entertainment Enterprises, Inc. (the “EPE Inc. Shareholders Agreement”) to the extent applicable to the exercise of the Call Right hereunder or the consummation of the transactions contemplated hereby. Nothing contained herein shall prohibit, preclude or otherwise limit Seller from complying with its obligations under the EPE LLC Operating Agreement and the EPE Inc. Shareholders Agreement.
     4.7 Cirque Partnership.
          (i) Effective at Closing, Buyer agrees to comply with obligations applicable to the direct and indirect parent companies of EPE LV, LLC under the Cirque Partnership Transaction Documents (including those applicable as of the date hereof to CKX), and to cause Buyer’s direct and indirect subsidiaries to comply with their respective obligations under the Cirque Partnership Transaction Documents, as the case may be; provided that Seller has made all necessary assignments, transfers and obtained all consents, if any, as may be required in respect of the transfer of rights and obligations under such documents. Without limiting the generality of the foregoing, effective at Closing, Buyer agrees to or to cause its direct and indirect subsidiaries to comply with the obligations applicable to CKX and the direct and indirect parent entities of EPE LV, LLC under Section 8.07 of the Cirque Partnership Agreement.

          (b) Effective at Closing, Seller agrees to take or cause its direct and indirect subsidiaries to take such actions or enter into such arrangements under or in respect of the Cirque Partnership Transaction Documents as reasonably required to make effective the complete transfer to Buyer and its direct and indirect subsidiaries, of all rights and obligations of CKX, Seller and their direct and indirect subsidiaries under the Cirque Partnership Transaction Documents or pertaining to the rights and obligations of the general partnership contemplated by the Cirque Partnership Agreement. Without limiting the generality of the foregoing, effective at Closing, Seller agrees to or to cause its direct and indirect subsidiaries to:
               (i) Cause the effective transfer and entry into arrangements under which Buyer is entitled to exercise CKX’s rights under Section 10.9 of the Cirque Partnership Agreement, Section 9.05 of the CELLC Agreement (as defined in the Cirque Partnership Agreement) and Section 10 of Schedule 1 to the Show Production Agreement (as defined in the Cirque Partnership Agreement);
               (ii) Cause the effective transfer and entry into arrangements providing for the assignment of all rights and benefits under and, of all of CKX’s right, title and interest in and to, the Corporate Services Agreement; and
               (iii) Cause Buyer to be deemed the corporate designee and substitute corporate entity for CKX for purposes of legal notices and credit under Section 7.12 of the Cirque Partnership Agreement.
     4.8 Creations Meandres Letter Agreement. Seller and the EPE Entities shall make a good faith, commercially reasonable effort to develop and present to the general public at least two additional Shows (for purposes of this Section 4.8, as defined in the Cirque Letter Agreement) jointly or in association with Creations Meandres, Inc. or its Affiliates, another third party or on their own behalf and not in conjunction with any third party.
     4.9 Seller Representations and Warranties Bring-Down. Seller covenants and agrees that between the Effective Time and the earlier of the Call Closing or the termination of this Agreement, Seller shall (i) reaffirm, in writing, each of its representations and warranties contained in Sections 2.1, 2.2 and 2.3 hereof (A) as of the Effective Time; (B) as of the date that is fifteen (15) Business Days’ following Seller’s receipt from Buyer of a written bring-down request, provided that Buyer may not make more than one such request in any twelve month period (the “Annual Bring-Down Date”), and (D) as of the Call Closing (each, a “Bring-Down Date”) and (ii) update the Seller Disclosure Schedule as applicable to Seller’s representations and warranties hereunder as of each Bring-Down Date. Any amendments to, or disclosure added to, the Seller Disclosure Schedule in connection with the updating thereof as required by this Section 4.9(ii) (“Bring-Down Disclosure”) shall be disclosed for purposes of any representation or warranty made by Seller as of each Bring-Down Date and, from and after the Call Closing, shall be deemed disclosed for purpose of any representation or warranty made by Seller as of any date previous to the date such Bring-Down Disclosure was provided to Buyer, other than any representation or warranty that was first given as of the date of this Agreement or as of the Effective Date, unless Buyer validly terminates this Agreement pursuant to Section 5.2(c) in respect of any such Bring-Down Disclosure.

     4.10 Buyer Representations and Warranties Bring-Down. Buyer covenants and agrees that between the Effective Time and the earlier of the Call Closing or the termination of this Agreement, Buyer shall reaffirm, in writing, each of its representations and warranties contained in Section 3.1 hereof as of each Bring-Down Date.
     4.11 Lenders’ Consent.
          (a) Seller shall use commercially reasonable efforts to deliver to Buyer at the Effective Time an agreement in favor of Buyer from any lenders to Seller or its Affiliates who shall have a lien on Seller’s assets, providing, for the approval of Seller’s entry into this Agreement and an agreement by such lenders that whether or not such lenders foreclose on any loans to Seller, or otherwise, that each of the lenders agree to and agree to cause Seller to comply with Seller’s obligation to sell and transfer to Buyer at the Closing on the terms hereof, subject to any defenses to enforcement of this Agreement that would be available to Seller as against Buyer hereunder, good and valid title to the Presley Interests free and clear of all Encumbrances (the “Lenders’ Consent”).
          (b) Except a contemplated by Section 4.11(a) above, Seller shall not grant any security interest in the Presley Interests or the equity interests of any of the EPE Entities to third parties (whether before or after the Effective Time) without simultaneously delivering a consent and agreement by such third parties in favor of Buyer as provided in the preceding sentence.
     4.12 Cooperation; Call Option Discretion. Subject to the terms and conditions set forth in this Agreement and subject to Buyer’s right not to exercise the Call Option in its sole discretion for any reason or no reason, Buyer and Seller shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as practicable, including, but not limited to, filing or jointly filing, if applicable, or causing to be filed, promptly after valid delivery by Buyer of a Call Notice, any notifications, approval applications or the like required to be filed under the HSR Act, and any other applicable competition or merger control laws with respect to the transactions contemplated hereby and Buyer and Seller shall share equally all filing and similar fees payable in connection therewith. Seller will request early termination of the waiting period with respect to the consummation of the transactions contemplated hereby under the HSR Act if requested by Buyer. Subject to applicable Laws relating to the exchange of information, Buyer and Seller shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Buyer or Seller, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the consummation of the transactions contemplated by this Agreement. To the extent permitted under applicable Law, at Buyer’s election, Buyer and Seller shall make any required filings under the HSR Act prior to delivery of a Call Notice, but in such case Buyer shall pay all HSR Act filings fees in respect of such early filing. Each party shall keep the others reasonably apprised of the content and status of any material communications with, and material communications from any Governmental Entity with respect to the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, Buyer shall not be required to divest or hold separate, or offer to divest or hold separate, any material assets or rights of Buyer or its affiliates as a condition to the approval of any Governmental Entity of the transactions contemplated hereby, nor shall Buyer be required to engage in litigation against or challenging any Governmental Entity in respect thereof. Notwithstanding anything to the contrary, Seller confirms to Buyer that Seller is not relying on Buyer exercising the Call Option or negotiating in good faith to do so, and confirms that Seller recognizes that Buyer may elect in its sole discretion not to exercise the Call Option for any reason or for no reason.
     4.13 Financing Assistance.
          (a) Prior to the Closing, Seller shall use its commercially reasonable efforts to, and shall cause its Subsidiaries and its and their respective officers, employees and representatives to use their commercially reasonable efforts to, assist Buyer in connection with the arrangement of any financing to be consummated prior to or contemporaneously with the Call Closing in respect of the transactions contemplated by this Agreement or development of the Master Plan, including any refinancing or replacement of any existing, or the arrangement of any new, facility for indebtedness of Buyer or its Subsidiaries; provided that such assistance does not (i) unreasonably interfere with the ongoing operations of the Seller or the EPE Entities or (ii) involve any binding commitment by or cost to Seller or any of its Subsidiaries which commitment or cost is not conditioned on the Call Closing and does not terminate without liability to Seller or any of its Subsidiaries upon the termination of this Agreement.
          (b) Further to the foregoing, prior to the Closing and at Buyer’s cost and expense, Seller shall, and shall cause its Subsidiaries to and shall use commercially reasonable efforts to cause its and their respective officers, employees and representatives to, to the extent applicable, (i) participate in meetings, due diligence sessions and road shows, (ii) assist in preparing offering memoranda, rating agency presentations, private placement memoranda, prospectuses and similar documents, (iii) use commercially reasonable efforts to obtain comfort letters of accountants and legal opinions, and (iv) otherwise make available documents and information relating to the Seller and its Subsidiaries, in the case of each of (i) through (iii), as may be reasonably requested by Buyer; provided that the foregoing clauses (i) through (iv) do not (A) unreasonably interfere with the ongoing operations of Seller or any of its Subsidiaries or (B) involve any binding commitment by or cost to Seller or any of its Subsidiaries which commitment or cost is not conditioned on the Call Closing and does not terminate without liability to Seller or any of its Subsidiaries upon the termination of this Agreement.
     4.14 Confidentiality. From and after the Call Closing Seller agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to treat and hold as confidential (and not disclose or provide access to any Person to) all material confidential or proprietary information with respect to the EPE Business and each EPE Entity, except as required by applicable Law, provided, however, that this Section 4.14 shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by Seller, its agents, representatives, Affiliates, employees, officers or directors.

     4.15 Tax Matters.
          (a) Taxes. Seller shall pay, or shall cause to be paid, when due, and shall hold Buyer and EPE Holdco harmless against, all Taxes imposed on or assessed against EPE Holdco or its Subsidiaries with respect to any taxable period ending on or prior to the Closing Date (“Pre-Closing Period”). In the case of any Taxes imposed on or assessed against EPE Holdco or its Subsidiaries with respect to a period that begins before and ends after the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of EPE Holdco or its Subsidiaries, as applicable, for the Pre-Closing Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and any other Taxes for a Straddle Period that relates to the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
          (b) Transfer Taxes. EPE Holdco shall prepare or cause to be prepared, and shall file or shall cause to be filed, all necessary Tax Returns and other documentation with respect to all sales, use, transfer, real property transfer, recording, gains, stock transfer, and other similar Taxes and fees including any filing and recording fees (“Transfer Taxes”) arising from the transactions contemplated in this Agreement. If required by applicable Tax Law or requested by Buyer, Seller shall join in the execution of any such Tax Returns and other documentation so long as they are reasonably acceptable to Seller. Seller and Buyer shall equally pay all Transfer Taxes resulting solely from Buyer’s purchase of the Presley Interests pursuant to this Agreement; provided, however, that in the event an Election is made, any increase in Transfer Taxes shall be computed under Section 4.15(d).
          (c) Cooperation on Tax Matters.
               (i) EPE Holdco shall control any contest of Taxes relating to EPE Holdco or its Subsidiaries after the Closing Date, whether such contest relates to Taxes attributable to Pre-Closing Periods; provided that Seller shall be permitted to (and, upon Seller’s request at its sole discretion, The Promenade Trust, a grantor trust created under the laws of Tennessee (the “Trust”), shall also be permitted to jointly) contest the validity, applicability and amount of the imposition of any Tax or proposed adjustment to Taxes with respect to any Pre-Closing Period with respect to which Seller would be obligated to indemnify; provided , however, that Seller (and the Trust, if applicable) shall have no right to direct EPE Holdco in connection with, or to control any contest, if EPE Holdco waives in writing its right to indemnification hereunder or with respect to issues with respect to which Seller is not obligated to indemnify. Seller shall be permitted to (and, upon Seller’s request at its sole discretion, the Trust shall also be permitted to jointly) control any audit or proceeding that is solely with respect to any Pre-Closing Periods; provided that Seller (and the Trust, if applicable) shall permit EPE Holdco to participate fully in all negotiations, consultations and other meetings with the applicable tax authorities and shall provide EPE Holdco with all correspondence relating to such contest, and will otherwise consult in good faith during the course of such contest and Seller (and the Trust, if applicable) shall not agree to any resolution or settlement of a contest that would result in an increase of EPE Holdco’s liability for Taxes with respect to which Seller is not indemnifying EPE Holdco without EPE Holdco’s consent, not to be unreasonably withheld, conditioned or delayed. Seller may agree to a resolution or settlement of a contest, without EPE Holdco’s consent, if such resolution does not result in an increase of EPE Holdco’s liability for Taxes with respect to which Seller is not indemnifying EPE Holdco. Either party can settle its years without the consent of the other party, unless such settlement results in an increase in Taxes for the years not subject to indemnification. In the event of an audit or proceeding which covers both a Pre-Closing Period and a taxable period ending after the Closing Date, the Parties shall use good faith efforts to have the audit or proceeding bifurcated. If the audit or proceeding cannot be bifurcated into two separate audits or proceedings, EPE Holdco will control the contest but will upon receipt of a written request of Seller (or the Trust, if applicable), retain an independent accounting firm (not regularly retained by EPE Holdco) to coordinate the pursuit of such contest under the direction of EPE Holdco’s Board of Directors and officers. EPE Holdco will direct such independent accounting firm to cooperate with Seller (and the Trust, if applicable) and provide Seller (and the Trust, if applicable) with the same access to personnel participating in the audit as EPE Holdco. EPE Holdco will permit Seller (and the Trust, if applicable) to participate fully in all negotiations, consultations and other meetings with the applicable tax authorities. EPE Holdco will, and will request independent accounting firm to, act reasonably and in good faith in connection with the pursuit of such contest and the negotiation of any settlement or compromise, taking into account the interests of Seller in the years in which Seller may ultimately be liable to indemnify for the Taxes that are the subject of such contest as well as the interests of EPE Holdco for the years in which EPE Holdco will ultimately be liable to indemnify for the Taxes that are the subject of such contest. In the event EPE Holdco reaches a settlement with the taxing authority or receives a notice of determination (or other similar notice) which it does not wish to contest for any year for which Seller would have an obligation to indemnify EPE Holdco, Seller (and the Trust, if applicable) shall have the opportunity to reject such settlement or contest such notice and take control of the contest, provided that Seller (and the Trust, if applicable) will assume all costs of the contest including the payment of Taxes for years in which Seller would not otherwise be obligated to indemnify EPE Holdco to the extent such Taxes exceed the amount of Taxes for such periods under the proposed settlement agreement or notice. In the event a notice of determination (or other similar notice) is received, and Seller does not wish to contest the deficiency for the Pre-Closing Periods, then if EPE Holdco contests such determination, EPE Holdco shall indemnify Seller for any increase in Taxes for the Pre-Closing Periods above the amount of Taxes set forth in the notice.
               (ii) Both parties agree to provide the other Parties hereto with notice of any audit or proceeding with respect to Taxes which are the responsibility of such other Parties hereunder. After receiving notice, the Indemnifying Party shall provide the notification required pursuant to Section 7.4(a). Such cooperation shall be at the expense of the Party requesting such cooperation. Such cooperation shall include (x) the retention of all books and records with respect to Tax matters pertinent to EPE Holdco and its Subsidiaries in their possession until the expiration of the statute of limitations including extensions thereof, and compliance with all record retention agreements entered into with any taxing authority, (y) the provision (upon the other Party’s request) of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and the taking of such actions as Seller reasonably requests to contest, and (z) the provision to the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if such other party so request, Buyer, EPE Holdco and its Subsidiaries, or Seller, as the case may be, shall allow such other party to take possession of such books and records.
               (iii) If Buyer, EPE Holdco or any of its Subsidiaries receive a refund of any Taxes for any Pre-Closing Period, it shall make a payment in such amount to Seller within thirty (30) days following receipt of such refund; provided that Seller, upon the request of such Buyer, EPE Holdco or Subsidiary, agrees to repay the amount paid over to Seller (plus any penalties, interest or other charges imposed by the relevant Governmental Entity) to such Buyer, EPE Holdco or Subsidiary in the event such Buyer, EPE Holdco or Subsidiary is required to repay such refund to such Governmental Entity. Seller shall bear any costs actually incurred and associated with returning any such refund to a Governmental Entity. Neither EPE Holdco nor any of its Subsidiaries is obligated to file a refund claim after the Closing on behalf of Seller.
          (d) Certain Tax Indemnity Provisions.
               (i) Additional Taxes Arising From Elections.
                    (A) If Buyer makes any Election pursuant to Section 1.5, then, in order that the aggregate liability for Taxes to be incurred by Seller with respect to the transactions contemplated hereby not exceed by $10,000,000 the aggregate liability for Taxes that would be incurred by Seller if Buyer did not make any Elections, Buyer shall indemnify and hold harmless Seller against “Additional Seller Taxes” and “Additional Company Taxes” (each as defined below) in excess of, in the aggregate, $10,000,000 and Seller shall be responsible for the first $10,000,000 of aggregate Additional Seller Taxes and Additional Company Taxes; provided that Buyer shall not be responsible for any Taxes resulting from the recognition by Seller of any deferred intercompany gain under Treasury Regulations Section 1.1502-13(d) unless EPE Holdco or any of its Subsidiaries has obtained, and has not transferred to Seller or any of its Affiliates other than EPE Holdco and its Subsidiaries, the economic benefits that gave rise to such deferred intercompany gain incurred in the ordinary course of business. Seller and Buyer shall make every effort to reach a final determination of the Additional Seller Taxes and Additional Company Taxes prior to the Call Closing. If the aggregate Additional Seller Taxes and Additional Company Taxes exceed $10,000,000, the excess amount (the “Excess Taxes”) shall be payable by Buyer to Seller at Call Closing, subject to the provisions contained in Section 4.15(d)(i)(C). Buyer shall indemnify Seller on an after-tax basis for all additional expenses incurred by Seller as a result of the Elections (including, but not limited to, Tax Return preparation fees and the filing of amended Tax Returns). For purposes of this Agreement, “Additional Seller Taxes” shall mean the sum of (I) the excess of (w) the Taxes that are actually payable by Seller as a result of the transactions contemplated hereby over (x) the Taxes that would be payable by Seller if there were no Elections (taking into account the allocation of Transfer Tax risk under Section 4.15(b)) and (II) any Tax liability incurred by Seller as a result of the receipt of (or entitlement to receive) a payment pursuant to this Section 4.15(d)(i), and “Additional Company Taxes” shall mean the sum of (I) the excess of (w) the Taxes that are actually payable by EPE Holdco and its Subsidiaries as a result of the transactions contemplated hereby over (x) the Taxes that would be payable by EPE Holdco and its Subsidiaries if there were no Elections, and (II) any Tax liability incurred by EPE Holdco and its Subsidiaries as a result of the receipt (or entitlement to receive) a payment pursuant to this Section 4.15(d)(i), to the extent not included in Additional Seller Taxes.

                    (B) Promptly after the earlier of the delivery of the Election Notice or Call Closing, Seller and Buyer shall mutually select an acceptable nationally recognized independent accounting firm to determine the Price Allocation. Within 10 Business Days of the completion and delivery to Buyer and Seller of the Price Allocation, Seller shall provide to Buyer for its review Seller’s determination of the Additional Seller Taxes and Additional Company Taxes, together with reasonable detailed supporting calculations (collectively, the “Tax Calculations”). If Buyer has any objections to the Tax Calculations, it shall deliver to Seller a reasonably detailed statement describing its objections and the reasons and support therefor within 10 Business Days after receipt of the Tax Calculations. If and to the extent Buyer fails to deliver its statement of objections to Seller within such 10-day period, Buyer shall be deemed to have accepted the Tax Calculations (in their entirety or to such extent, as applicable). Buyer and Seller shall use reasonable good faith efforts to resolve any written objections raised by Buyer. If Seller and Buyer are unable to resolve all disputed matters within 10 Business Days after Seller’s receipt of Buyer’s statement of objections, Seller and Buyer shall mutually select an acceptable nationally recognized independent accounting firm to resolve any remaining objections. Buyer and Seller shall direct the independent accounting firm to render a resolution of all such disputed matters within 30 days after its engagement or such other period agreed upon by Buyer and Seller. Subject to the adjustment as provided in Section 4.15(d)(i)(D), the resolution of such disputed matters by the independent accounting firm shall be set forth in a written statement delivered to Buyer and Seller and shall be final, binding, conclusive and non-appealable for all purposes hereunder. All of the costs and expenses in connection with the determination pursuant to this Section 4.15(d)(i)(B) shall be borne by Buyer.
                    (C) If at Call Closing the Excess Taxes have not been finally determined in accordance with this Section 4.15(d)(i), the payment at Call Closing will be based upon the most recent Estimated Excess Taxes calculation prepared by Seller pursuant to Section 1.5; provided that, if the Price Allocation has been completed and delivered to Buyer and Seller pursuant to Section 4.15(d)(i)(B) prior to the Call Closing date, the Estimated Excess Taxes payable at Call Closing shall be determined based on such Price Allocation. Any difference between the final Excess Taxes and such Estimated Excess Taxes shall be paid to the appropriate party no later than 10 Business Days after either (i) the expiration of the 10-day period within which Buyer must deliver to Seller its statement of objections, if Buyer fails to deliver such statement within such period, or (ii) Buyer’s receipt of the independent accounting firm’s determination of the Additional Seller Taxes and Additional Company Taxes.
                    (D) In the event that the amount of Taxes determined by a taxing authority to be payable by Seller or EPE Holdco or its Subsidiaries as a result of the transactions contemplated hereby exceeds the amount of Taxes determined by Seller or the independent accounting firm with respect to the jurisdiction of such taxing authority in computing Additional Seller Taxes or Additional Company Taxes, the Tax Calculations shall be adjusted by taking into account such amount of Taxes determined by the taxing authority provided that Seller shall give Buyer a written notice together with a copy of such determination of the taxing authority within 20 Business Days of the receipt by Seller of such determination of the taxing authority, and Buyer shall pay any additional amount to Seller as a result of such adjustment within 20 Business Days of its receipt of such written notice from Seller.

               (ii) Tax Benefit Offsets. If (w) Seller is required to indemnify Buyer, EPE Holdco or its Subsidiaries with respect to a claim for Taxes, (x) Seller is itself indemnified for such claim in connection with Seller’s acquisition of EPE Inc. and EPE LLC, (y) the indemnity to which Seller is entitled is determined after taking into account any tax benefits realized by Seller in connection with receipt of such indemnity, and (z) Buyer, EPE Holdco or its Subsidiaries realize a tax benefit in connection with the receipt of such indemnity, then Seller’s indemnity shall be reduced by the lesser of (i) the reduction in the indemnity payment received by Seller as a result of such tax benefit, or (ii) the net tax benefit realized by Buyer, EPE Holdco or its Subsidiaries in connection with the receipt of the indemnity from Seller.
               (iii) Treatment of Indemnity Payments. For all Tax purposes, Seller and Buyer agree to treat, except as required by applicable Law, any indemnity payment made pursuant to this Section 4.15(d) or Article VII as an adjustment to the Purchase Price.
          (e) Tax Returns.
               (i) To the extent allowable by law, Seller shall prepare, file and include the income of EPE Holdco and its Subsidiaries (including any deferred items includible in income pursuant to Treasury Regulation Section 1.1502-13 and any excess loss account includible in income pursuant to Regulation Section 1.1502-19) on Seller’s consolidated federal income Tax Return, any combined or unitary state and local Tax Returns, for all periods through the end of the Closing Date.
               (ii) Seller shall prepare, file (or, if necessary, submit to Buyer for filing) and include the income of EPE Holdco and its Subsidiaries on all Tax Returns of EPE Holdco and its Subsidiaries not described in subsection (i) for all periods ended on or prior to the Closing Date.
               (iii) Buyer shall prepare, file and include the income of EPE Holdco and its Subsidiaries on all Tax Returns of EPE Holdco and its Subsidiaries for all periods ending after the Closing Date, including Straddle Returns; provided that, subject to the cooperation requirements set forth in Section 4.15(c), Buyer shall (I) provide Seller with a copy of any Straddle Returns at least ten days prior to the filing thereof and shall permit Seller to review and comment on such Tax Returns and (II) shall have good faith discussions with Seller (and, if requested, Buyer’s independent public accountants) with respect to any such comments. Buyer shall pay any Taxes reflected on such Tax Returns, except to the extent that such Taxes are the responsibility of Seller pursuant to the Straddle Return provisions.
               (iv) Buyer shall not file any amended Tax Returns for EPE Holdco or any of its Subsidiaries for any Pre-Closing Period without the reasonable consent of Seller, unless required to by applicable Law.
     4.16 Related Party Transactions. Seller and it subsidiaries shall not enter into any agreements or arrangements with their Affiliates which agreements or arrangements either comprise part of the EP Business or to which any EPE Entities are party, unless entered into on arms’ length terms and for commercially reasonable purposes of the EPE Entities.

     4.17 Seller’s Actions. Buyer acknowledges that an action or failure to act on the part of Seller shall not be deemed to have breached any representation or warranty of Seller contained in this Agreement to the extent expressly and specifically required by a covenant of Seller hereunder.
ARTICLE V.
TERMINATION
     5.1 Expiry Date. Subject to extension as provided in Section 1.1(c), the Call Right granted under this Agreement, if not validly exercised, shall expire on the sixtieth (60th) day following the sixth anniversary date of the Effective Time.
     5.2 Termination. This Agreement may be terminated at any point prior to the earlier of the Expiry Date and the Closing Date (if any):
          (a) by mutual written consent of Buyer and Seller;
          (b) by Seller (if it is not in material breach of its representations, warranties, covenants and obligations under this Agreement so as to cause any of the conditions set forth in Section 6.2(a) or 6.2(b) not to be satisfied) if Buyer fails to make any Annual Option Payment to Seller when due and such failure has not been cured by Buyer within thirty (30) days after its receipt of written notice thereof and remains uncured at the time notice of termination is given subject to Section 1.2(b); or
          (c) by Buyer (if it is not in material breach of its representations, warranties, covenants and obligations under this Agreement so as to cause any of the conditions set forth in Section 6.3(a) or 6.3(b) not to be satisfied) if: (i) (A) any of Seller’s representations and warranties set forth in Sections 2.1, 2.2 or 2.3 shall have been inaccurate as of any applicable Bring-Down Date other than the Effective Date (not taking into account any Bring-Down Disclosure that would cure such inaccuracy, provided that Buyer has delivered notice of breach of such representation or warranty within 10 days after delivery of such Bring-Down Disclosure to Buyer) such that, if the Call Closing were to occur on the date Buyer delivers notice of such breach to Seller, the condition set forth in Section 6.2(a) would not be satisfied and such breach has not been cured by Seller within sixty (60) days after its receipt of written notice thereof and remains uncured at the time notice of termination is given or (B) any of Seller’s representations and warranties set forth in Sections 2.1 shall have been inaccurate as of the date hereof, or (C) any of Seller’s representations and warranties set forth in Sections 2.2 or 2.3 shall have been inaccurate as of the Effective Date or, solely with respect to the representations and warranties in Section 2.2(c)(ii), 2.2(c)(iii) or 2.2(c)(iv), as of the date hereof; (ii) any of Seller’s covenants contained in this Agreement shall have been breached, such that, if the Call Closing were to occur on the date Buyer delivers notice of such breach to Seller, the condition set forth in Section 6.2(b) would not be satisfied, and such breach has not been cured by Seller within sixty (60) days after its receipt of written notice thereof and remains uncured at the time notice of termination is given; (iii) any event or events have occurred which, individually or in the aggregate, have, or would reasonably be expected to have, a Seller Material Adverse Effect; or (iv) the Merger Agreement is terminated. Notwithstanding anything to the contrary set forth herein, Buyer shall not have the right to terminate this Agreement under clause (i)(A) of this subsection (c) by virtue of Seller’s breach of any representation and warranty set forth in Section 2.2(l)(Environmental Matters) unless any such environmental liability or condition that resulted in any such breach was caused by Seller or its Affiliates on or after the date of this Agreement.
          (d) by Buyer, if the Lenders’ Consent has not been obtained prior to the Effective Time.
          (e) by Seller, if at any time the Buyer is Bankrupt.
          (f) by Buyer, if at any time the Seller is Bankrupt.
     5.3 Effect of Termination.
          (a) In the event of the termination of this Agreement, this Agreement shall be of no further force and effect; provided, however, this Section 5.3 and Article VIII shall survive the termination of this Agreement and shall remain in full force and effect.
          (b) (i) If this Agreement is validly terminated by Buyer pursuant to Section 5.2(c)(i)(B) or (C) or Section 5.2(c)(ii), then Buyer’s obligation to make Annual Option Payments shall terminate and Seller shall refund to Buyer all Annual Option Payments previously made to Seller, and (ii) if this Agreement is validly terminated by Buyer pursuant to Section 5.2(c)(i)(A) or Section 5.2(c)(iii) or Section 5.2(f), then Buyer’s obligation to make Annual Option Payments shall terminate and Seller shall refund to Buyer all Annual Option Payments to Seller made after the date of such occurrence, change or event that constituted such breach or such Seller Material Adverse Effect.
          (c) If this Agreement is validly terminated by Seller pursuant to Section 5.2(b) or 5.2(e), then Buyer shall promptly pay to Seller an amount equal to $105 million less any Annual Option Payments previously made by Buyer to Seller.
ARTICLE VI.
CLOSING CONDITIONS
     6.1 Conditions to Each Party’s Obligations Upon Exercise of the Call Right. The obligation of Buyer to pay the Purchase Price to acquire the Presley Interests and otherwise consummate the transactions contemplated hereby in connection with the exercise of the Call Right, and the obligation of Seller to transfer the Presley Interests to Buyer and otherwise consummate the transactions contemplated hereby in connection with the exercise of the Call Right, shall be subject to the satisfaction of the following conditions precedent on and as of the Closing Date:
          (a) No Restraints. No preliminary or permanent injunction or other Order shall have been issued that would make unlawful the consummation of the transactions contemplated by this Agreement, and the consummation of the transactions contemplated by this Agreement shall not be prohibited or made illegal by any Law.
     6.2 Conditions to Buyer’s Obligations Upon Exercise of the Call Right. The obligation of Buyer to pay the Purchase Price to acquire the Presley Interests and otherwise consummate the transactions contemplated hereby in connection with the exercise of the Call Right shall be subject to the satisfaction or waiver by Buyer of the following conditions precedent on and as of the Closing Date:
          (a) Representations and Warranties of Seller. Each of the representations and warranties of Seller contained this Agreement that is qualified as to materiality or by Seller Material Adverse Effect or words of similar meaning, shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of each date when made and as of the Closing Date, except to the extent such representations and warranties expressly relate to a specified date, in which case such representations and warranties qualified as to materiality or by Seller Material Adverse Effect or words of similar meaning shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such specified date.
          (b) Obligations and Covenants of Seller. Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed by or complied with by it prior to or at the Call Closing.
          (c) Consents. All material consents and approvals of, and all filings and registrations with, governmental authorities and other third parties required in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained or made by or on behalf of Seller.
          (d) Absence of Indebtedness. None of the EPE Entities shall have any outstanding Indebtedness as of the Closing Date or, alternatively, to the extent the EPE Entities do have outstanding Indebtedness as of the Closing Date, the applicable Purchase Price shall have been reduced by the amount of any such Indebtedness in accordance with Section 1.3(c) hereof.
          (e) No Seller Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, since the date of the most recent consolidated balance sheet included in the Financial Statements or delivered to Buyer pursuant to Section 4.1 which, individually or in the aggregate, have, or would reasonably be expected to have, a Seller Material Adverse Effect.
          (f) Certificate. Buyer shall have received a certificate, dated as of the Closing Date, executed by an executive officer of Seller confirming that the conditions set forth in Sections 6.2(a) and (b) shall have been duly satisfied.
     6.3 Conditions to Seller’s Obligations Upon Exercise of the Call Right. The obligation of Seller to transfer the Presley Interests to Buyer and otherwise consummate the transactions contemplated hereby in connection with the exercise of the Call Right shall be subject to the satisfaction or waiver by Seller of the following conditions precedent on and as of the Closing Date:
          (a) Representations and Warranties of Buyer. Each of the representations and warranties of Buyer contained this Agreement that is qualified as to materiality, shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of each date when made and as of the Closing Date, except to the extent such representations and warranties expressly relate to a specified date, in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such specified date.
          (b) Obligations and Covenants of Buyer. Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed by or complied with by it prior to or at the Call Closing.
          (c) Consents. All material consents and approvals of, and all filings and registrations with, governmental authorities and other third parties required in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained or made by or on behalf of Buyer.
          (d) Compliance with Contribution and Exchange Agreement. Buyer shall have acknowledged in writing its agreement to comply with Sections 6.3(d), 6.4, 6.9 and 6.16 of the Contribution and Exchange Agreement, dated December 15, 2004, between the Promenade Trust, RFX Acquisition LLC and Sports Entertainment Enterprises, Inc.
          (e) Certificate. Seller shall have received a certificate, dated as of the Closing Date, executed by an executive officer of Buyer confirming that the conditions set forth in Sections 6.3(a) and (b) shall have been duly satisfied.
ARTICLE VII.
INDEMNIFICATION
     7.1 Survival. The representations and warranties of the parties contained in this Agreement shall survive until the earlier to occur of (x) 90 days following the completion of the audit of Buyer’s consolidated financial statements for the fiscal year in which the Call Closing occurs and (y) 24 months following the Call Closing (the “Indemnification Period”), except for the representations and warranties contained in (i) Sections 2.2(a), 2.2(b)(iii), 2.2(b)(iv) and 2.2(b)(v), which shall survive the Call Closing indefinitely, and (ii) Sections 2.2(h) and 2.3(a) which shall survive the Call Closing to the end of the applicable statute of limitations (including any extension thereof), except that with respect to representations and warranties relating to EPE Inc. or its Subsidiaries or EPE LLC for any period prior to February 7, 2005, Section 2.2(h) shall survive the Call Closing only to the end of the applicable statute of limitations (or voluntary extension thereof) (such representations and warranties identified in clauses (i) and (ii) of this Section 7.1, the “Fundamental Representations”).
     7.2 Indemnification of Buyer. Subject to the terms and conditions of this Article VII, from and after the Call Closing, provided that Buyer delivers a Claim Notice (as defined below) to Seller prior to the expiration of the applicable Indemnification Period, Seller will indemnify, defend and hold harmless Buyer, its Affiliates and their respective directors, officers, representatives and employees (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses (as defined herein) incurred or suffered by the Buyer Indemnified

Parties that result from, or that exist or arise due to (i) any inaccuracy in, breach or alleged breach of any representation or warranty of Seller set forth in Article II of this Agreement, the Seller Disclosure Schedule, or any other document, certificate, schedule or instrument delivered or executed in connection herewith and (ii) any breach by Seller of any covenant or obligation contained herein (collectively, “Buyer Claims”).
     7.3 Indemnification of Seller. Subject to the terms and conditions of this Article VII, from and after the Call Closing, provided that Seller delivers a Claim Notice (as defined below) to Buyer prior to the expiration of the Indemnification Period, Buyer will indemnify, defend and hold harmless Seller, its Affiliates and their respective directors, officers, representatives and employees (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred or suffered by the Seller Indemnified Parties that result from, or that exist or arise due to (i) any inaccuracy in, breach or alleged breach of any representation or warranty of Buyer set forth in Article III of this Agreement or any other document, certificate, schedule or instrument delivered or executed in connection herewith and (ii) any breach by Buyer of any covenant or obligation contained herein (collectively, “Seller Claims”).
     7.4 Procedures for Indemnification.
          (a) Promptly following receipt by a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be (each, an “Indemnified Party”), of notice by a third party (including any Governmental Entity) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to indemnification pursuant hereto, such Indemnified Party shall provide written notice thereof to the party obligated to indemnify under this Agreement (the “Indemnifying Party”); provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter assuming full responsibility for any Buyer Claims or Seller Claims (as the case may be) resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of reasonable and documented fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 20 day period, then any Buyer Claims or Seller Claims (as the case may be), shall include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred. In any audit, investigation, action or proceeding for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.
          (b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 7.4(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.
          (c) In the event an Indemnified Party claims a right to payment pursuant hereto with respect to any matter not involving a third party complaint, dispute or claim, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party (a “Claim Notice”). Such Claim Notice shall specify the basis for such claim. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 7.4(c).
     7.5 Limitations on Indemnification.
          (a) The total aggregate amount of any Seller indemnification obligations under Section 7.2(i) may not exceed 25% of the sum of the applicable Purchase Price paid by Buyer at the Call Closing plus the aggregate amount of all Annual Option Payments paid by Buyer in cash hereunder (including any payments of principal under any Promissory Note). The limitations set forth in this Section 7.5(a) shall not apply to breaches of the Fundamental Representations and the representations contained in the second and third sentences of Sections 2.1(a) and the second sentence of 2.2(b)(i), in each case, subject to the limitations on survival, if any, set forth in Section 7.1.
          (b) The amount of damages required to be paid by any party to indemnify any other party pursuant to this Article VII pursuant to any Buyer Claims or Seller Claims hereunder shall be reduced (i) to the extent of any amounts actually received by such other party pursuant to the terms of any insurance policies covering such Buyer Claim or Seller Claim, as the case may be, and (ii) by the amount of any net tax benefit actually realized by the Indemnified Party arising from the occurrence or payment of any such damages in the taxable year in which such damages are incurred.

          (c) Seller makes no other representations or warranties to Buyer Indemnified Parties in respect of the transactions contemplated hereby, including by the prior delivery of any information, documents, projections, forecasts, business plans or other material provided or made available in any “data room,” any confidential information memoranda or any management presentations in expectation of the transactions contemplated by this Agreement, except as expressly set forth in a representation or warranty contained in Article II.
          (d) If this Agreement is terminated by either party as a result of the willful failure of the other party to fulfill a condition to the performance of the obligations of another party set forth in Article VI hereto, or to perform a covenant or agreement of this Agreement, or from a willful breach of any representation or warranty set forth in Article II and Article III hereto, such party shall be fully liable for any and all Buyer Claims or Seller Claims, as the case may be, incurred or suffered by the other party as a result of such breach.
          (e) Each of Buyer and Seller acknowledge that, except for Buyer Claims and Seller Claims based on fraud or otherwise seeking an equitable remedy, the remedies provided in this Article VII shall be the exclusive remedy for damages (whether at law or in equity) as a result of or relating to Buyer Claims and Seller Claims.
          (f) Notwithstanding anything in this Article VII to the contrary, with respect to any claim of or involving fraud or intentional misrepresentation, neither a party’s good faith judgment as to whether a matter meets a “materiality” or Seller Material Adverse Effect threshold, as the case may be, under a representation or warranty qualified by materiality, Seller Material Adverse Effect, nor a party’s good faith estimates and assumptions used in preparation of financial statements shall be considered fraud or intentional misrepresentation for purposes of this Agreement unless manifestly and materially unreasonable. Also, for purposes of this Agreement, no party shall make a claim for fraud or intentional misrepresentation unless such party, at the time the claim is made, can demonstrate by citing specific facts that the party making the representation or warranty in question had actual knowledge that the representation or warranty was false at the time it was made; claims for fraud or intentional misrepresentation based on general allegations that are not supported by specific facts cited by the claiming party when the claim is made shall not be permitted.
ARTICLE VIII.
MISCELLANEOUS
     8.1 Press Releases; Confidentiality. Except to the extent required by applicable law or legal process or applicable rules of a stock exchange or national market system, each of Buyer and Seller agree that it will not issue any press release, advertisement or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the parties hereto, which consent may be granted or withheld in the sole discretion of the other party. The parties agree that this Agreement and the terms contained herein shall be kept confidential by the parties and their Affiliates and agents except to the extent disclosure is required by applicable law or legal process or applicable rules of a stock exchange or national market system, in which event the disclosing party shall promptly notify the other party of the requirement and the terms thereof prior to submission and the disclosing party shall cooperate to the maximum extent reasonably practicable to prevent or minimize the disclosure of such confidential information.
          8.2 Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be effective with respect to any party unless made in writing and signed by such party. Waiver by any party of any breach or failure to comply with any provision of this Agreement by any other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.
          8.3 Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by Seller. Buyer may assign its rights, interests and obligations hereunder, provided that in any event Buyer shall remain liable for all of its obligations hereunder.
          8.4 Entire Agreement. This Agreement, the Exhibits and Schedules hereto constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all prior agreements or understandings with respect to the subject matter hereof.
          8.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:
If to Buyer:
FX Real Estate and Entertainment, Inc.
650 Madison Avenue
16th Floor
New York, New York 10022
Facsimile:       212-750-3034
Attention:      Mitchell Nelson, Esq.
If to Seller:
19X, Inc.
650 Madison Avenue
15th Floor
New York, New York 10022
Facsimile:      212-832-5121
Attention:       Robert F.X. Sillerman

With a copy to:
Paul, Hasting, Janofsky & Walker LLP
75 East 55th Street
New York, New York 10022
Facsimile:      212-319-4090
Attention:      William F. Schwitter, Esq.
Luke P. Iovine, III, Esq.
or to such other address or facsimile number as such party shall have specified in a written notice given to the other party hereto in the manner set forth above.
          8.6 Specific Performance. Each party hereto acknowledges and agrees that the other party may be irreparably damaged if any provision of this Agreement is not performed in accordance with its terms or otherwise is breached. Accordingly, each party agrees that the other party shall be entitled to obtain injunctive relief, subject to a determination by a court of competent jurisdiction, to prevent any such failure of performance or breach and to enforce specifically this Agreement and any of the terms and provisions hereof.
          8.7 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard for principles of conflict of laws. Buyer and Seller irrevocably consent to the exclusive jurisdiction of the Federal and state courts, located in New York County, New York, in any suit or proceeding based on or arising under this Agreement and irrevocably agree that all claims in respect of such suit or proceeding shall be determined in such courts. Buyer and Seller irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding. Service of process on Buyer or Seller mailed by first class mail shall be deemed in every respect effective service of process upon Buyer or Seller, as the case may be, in any such suit or proceeding. Nothing herein shall affect the right of Buyer or Seller to serve process in any manner permitted by law.
          8.8 Waiver of Jury Trial. BUYER AND SELLER ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8.

          8.9 Severability. If one or more of the provisions contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof.
          8.10 Construction.
               (a) For purposes of this Agreement, whenever the context requires the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
               (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
               (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
               (d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement, and all references in this Agreement to “Parts” are intended to refer to Parts in the Seller Disclosure Schedule. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          8.11 Third Party Beneficiaries. Except as set forth in Section 8.3 and Article VII, this Agreement is intended for the benefit of the parties hereto and their respective successors and assigns, and is not for the benefit of, and no provision hereof may be enforced by, any other person or entity.
          8.12 Counterparts; Execution and Delivery by Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile, with such delivery to be as effective as delivery of an originally executed counterpart hereof, followed promptly by delivery of an originally executed counterpart.
          8.13 Disclosure Schedules. Subject to Sections 4.9 and 5.2, the representations and warranties of Seller set forth in this Agreement are made and given subject to the disclosures contained in the Seller Disclosure Schedule and Seller shall not be, nor shall it be deemed to be, in breach of any such representations and warranties in connection with any such matter so disclosed in the Seller Disclosure Schedule. The parties hereto agree that any reference in a particular section of the Seller Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of Seller that are contained in the corresponding section of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of Seller that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) would be readily apparent to a reasonable person who has read that reference and such representations and warranties (or covenants, as applicable), without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. Inclusion of information in the Seller Disclosure Schedule will not be construed as an admission that such information is material to the business, operations or condition (financial or otherwise) of Seller or any of the EPE Entities, or as an admission of liability or obligation of Seller to any third party.
          8.14 Expenses. Except as expressly provided in this Agreement, each of the parties hereto shall bear its own costs and expenses (including legal, accounting and investment banking fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed effective as of the date and year first above written.

19X, INC.
By:	/s/ Robert F.X. Sillerman
	Name:	Robert F.X. Sillerman
	Title:	President

FX REAL ESTATE AND ENTERTAINMENT, INC.
By:	/s/ Paul C. Kanavos
	Name:	Paul C. Kanavos
	Title:	President